Exhibit 2.1

[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

by and among

BRODER BROS., CO.

(“Buyer”)

and

THE STOCKHOLDERS AND OPTION HOLDERS OF

ALPHA SHIRT HOLDINGS, INC.

(“Sellers”)

and

FNL MANAGEMENT CORP.

(“Sellers’ Representative”)

July 12, 2003

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4.2.2 Capital Stock of the Company	9
4.2.3 Capital Stock of ASHI	10
4.3 Other Ventures	10
4.4 Noncontravention	10
4.5 Financial Statements; Sarbanes-Oxley Disclosure	10
4.6 Absence of Certain Changes or Events	11
4.7 Absence of Undisclosed Liabilities	13
4.8 Taxes	13
4.9 Employees	14
4.10 Employee Benefit Plans and Other Compensation Arrangements	15
4.11 Environmental. Health and Safety Matters	17
4.12 Permits; Compliance with Laws	18
4.13 Real and Personal Properties	18
4.13.1 Real Property	18
4.13.2 Personal Property	18
4.14 Accounts Receivable	19
4.15 Inventories	19
4.16 Intellectual Properties	19
4.17 Contracts	20
4.18 Litigation	22
4.19 Product Warranty	22
4.20 Brokerage	22
4.21 Material Suppliers and Customers	23
4.22 Insurance	23
4.23 Indebtedness	23
4.24 Affiliated Transactions	23
4.25 Disclaimer	23

ARTICLE 5	24

Representations and Warranties of Buyer	24

5.1 Organization; Authorization	24
5.2 Execution and Delivery; Enforceability	24
5.3 Governmental Authorities; Consents	24
5.4 Brokerage	24
5.5 Investment Intent; Restricted Securities	25
5.6 Financing	25

ARTICLE 6	25

Closing Deliveries	25

6.1 Conditions to Buyers’ Obligations	25
6.2 Conditions to Sellers’ Obligations	27

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ARTICLE 7	28

The Closing	28

ARTICLE 8	29

Additional Covenants and Agreements	29

8.1 Pre-Closing Covenants and Agreements	29
8.1.1 Conduct of Business	29
8.1.2 Access	29
8.1.3 Satisfaction of Closing Conditions	30
8.1.4 Termination	30
8.1.5 Financing Assistance	31
8.1.6 Updated Schedules	31
8.1.7 Transfer Taxes	32
8.1.8 Certain Financing Conditions	32
8.1.9 Environmental Insurance Policy	32
8.1.10 Financial Statements	32
8.1.11 Notice of Anticipated Financing	32
8.2 Miscellaneous Covenants	32
8.2.1 Publicity	32
8.2.2 Expenses	32
8.2.3 No Assignments	33
8.2.4 Confidentiality; Nonsolicitation; Noninterference	33
8.2.5 Exclusivity	35
8.2.6 Access by Sellers	36
8.2.7 Covenant Not to Compete	36
8.2.8 Continuation of Indemnification	36
8.2.9 Sellers’ Representative	37
8.2.10 Termination of Affiliate Agreements	38
8.2.11 Certain Expenses	38
8.2.12 Certain Assets	38
8.2.13 Transaction Bonuses	38
8.2.14 Certain Actions	38

ARTICLE 9	39

Indemnification	39

9.1 Indemnification of Buyer	39
9.2 Limitations on Indemnification of Buyer	40
9.3 Indemnification of Sellers	42
9.4 Limitations on Indemnification of Sellers	42
9.5 Procedures Relating to Indemnification	43
9.5.1 Third-Party Claims	43
9.5.2 Other Claims	44
9.6 Limitation of Remedies	44

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9.7 Injunctive Relief	44

ARTICLE 10	45

Tax Matters	45

10.2 Straddle Period	45
10.2 Cooperation on Tax Matters	45
10.3 Tax Sharing Agreements	45

ARTICLE 11	46

Certain Definitions	46

ARTICLE 12	53

Construction; Miscellaneous Provisions	53

12.1 Notices	53
12.2 Entire Agreement	54
12.3 Modification	54
12.4 Jurisdiction and Venue	54
12.5 Binding Effect	55
12.6 Headings	55
12.7 Number and Gender: Inclusion	55
12.8 Counterparts	55
12.9 Third Parties	55
12.10 Schedules and Exhibits	55
12.11 Time Periods	55
12.12 Governing Law	55

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of the 12th day of July, 2003, by and among Broder Bros., Co., a Michigan corporation, as purchaser (“Buyer”), each of the Persons identified on Schedule 4.2 (each, a “Seller,” and collectively, the “Sellers”) and FNL Management Corp., an Ohio corporation, as Sellers’ Representative (as defined herein).

RECITALS:

1.	Sellers own, in the aggregate, (i) all of the issued and outstanding shares of capital stock (as more particularly defined herein, the “Shares”) of Alpha Shirt Holdings, Inc., a Delaware corporation (“Holdings”); and (ii) all of the issued and outstanding options to purchase shares of capital stock of Holdings (as more particularly defined herein, the “Stock Options”); and (iii) all of the issued and outstanding warrants to purchase shares of capital stock of Holdings (as more particularly defined herein (the “Warrants”). The Shares, Stock Options and Warrants are collectively referred to herein as the “Securities.”

2.	Holdings owns all of the issued and outstanding shares of capital stock of Alpha Shirt Company, a Delaware corporation (the “Company”).

3.	The Company owns all of the issued and outstanding shares of capital stock of ASHI, Inc., a Delaware corporation (“ASHI”).

4.	Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares and Buyer and Sellers further desire that the Stock Options and Warrants be transferred, upon and subject to the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Sellers hereby agree as follows:

ARTICLE 1

Definitions

1.1 Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11 or elsewhere herein as indicated in Article 11.

ARTICLE 2

Purchase and Sale

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the Securities owned by such Seller, as more specifically identified on Schedule 4.2 (as to each Seller, respectively, the “Seller’s Respective Securities”).

2.2 Purchase Price. The aggregate purchase price for all of the Securities (the “Purchase Price”) shall be an amount equal to:

(a) The “Enterprise Value”, as defined below in Section 2.3.1;

(b) plus an amount equal to the Closing Cash;

(c) plus the amount, if any, by which the Closing Working Capital (as defined in Section 2.3.3), exceeds the Working Capital Target (as defined in Section 2.3.4) or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital;

(d) less the amount of Indebtedness.

2.3 Certain Definitions.

2.3.1 Enterprise Value. For purposes of this Agreement, “Enterprise Value” shall be determined in accordance with the following:

(a) If the Closing occurs on or before August 20, 2003, then the Enterprise Value shall be:

(i) $230,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Notes Offering; or

(ii) $228,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Bridge Facility.

(b) If the Closing occurs after August 20, 2003 but on or prior to September 19, 2003, then the Enterprise Value shall be:

(i) if the failure of the Closing to occur on or before August 20, 2003, is the result of

(A) the failure of the Buyer’s condition to Closing set forth in Section 6.1(a) (with respect to HSR Clearance) to be satisfied by such date (such state of facts, the “Unsatisfied HSR Condition”); or

(B) the failure of Buyer’s conditions to Closing set forth in Section 6.1(e) to be satisfied by such date; provided, that the conditions to Closing set forth in Section 6.1(e) shall be deemed not to have failed if any other condition to Closing in Section 6.1 is not ready to be satisfied as of such date (i.e., Sellers have failed to provide documentation that all such other conditions are to be satisfied as of such date) (such state of facts, the “Unsatisfied Financing Condition”); or

(C) the Closing Date being extended to September 19, 2003, in accordance with clause (b) of Article 7 and Buyer having offered to close on or before August 20, 2003, but Sellers’

Representative having reasonably objected to the earlier Closing Date as contemplated by Article 7 (such state of facts, the “Closing Acceleration Rejection”), then:

(1) $232,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Notes Offering, or

(2) $228,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Bridge Facility.

(ii) if the failure of the Closing to occur on or before August 20, 2003, is the result of the failure of any of Buyer’s conditions to Closing set forth in Section 6.1 (other than the Unsatisfied HSR Condition or the Unsatisfied Financing Condition), and, if applicable, so long as a Closing Acceleration Rejection has not occurred, then:

(A) $230,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Notes Offering; or

(B) $228,000,000 if the transactions contemplated under this Agreement are financed with proceeds from the Bridge Facility.

2.3.2 Working Capital. “Working Capital” of the Company is defined in Schedule 2.3.2, and shall be calculated in accordance with the formula set forth, on Schedule 2.3.2.

2.3.3 Closing Working Capital. “Closing Working Capital” means the Working Capital of the Company as reflected on the Final Closing Balance Sheet.

2.3.4 Working Capital Target. “Working Capital Target” means $50,000,000.

2.4 Debt Repayment. Buyer will pay, or cause to be paid, in full at the Closing, the Indebtedness of Holdings, the Company or ASHI set forth on the attached Schedule 2.4 (the “Repaid Indebtedness”). In order to facilitate such repayment, no less than three (3) days before the Closing, Sellers shall cause Holdings, the Company and ASHI to obtain payoff letters for the Repaid Indebtedness, which payoff letters will be in a form satisfactory to Buyer and its financing sources and shall indicate that such lenders have agreed to release immediately all Liens relating to the assets and properties of Holdings, the Company, ASHI and their respective subsidiaries upon receipt of the amounts indicated in such payoff letters. Sellers shall cause the Company to terminate all interest rate hedging or swap agreements on or prior to the Closing Date.

2.5 Estimated Purchase Price; Payment. No less than two (2) days before the Closing, Sellers’ Representative and Buyer shall in good faith, jointly prepare an estimation of the amount of the Closing Cash, the Closing Working Capital and the Indebtedness as of the Closing, in each case as determined in accordance with Section 2.6.1. In the event that, after good faith efforts, Sellers’ Representative and Buyer are unable to agree on the estimation of Closing Cash, the Closing Working Capital or the Indebtedness, each such item in dispute shall be determined by taking the average of the estimation of such item by Sellers’ Representative and Buyer. As used herein, “Estimated Closing Cash,” “Estimated Closing Working Capital” and “Estimated Indebtedness” mean the estimates of the Closing Cash, the Closing Working Capital and the Indebtedness, as established pursuant to this Section 2.5, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Indebtedness is equal to the Estimated Indebtedness. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Estimated Purchase Price (calculated as provided above) to Sellers by means of a wire transfer of immediately available cash funds to an account or accounts as directed by Sellers’ Representative (the “Sellers’ Account”).

2.6 Post-Closing Adjustment.

2.6.1 Closing Balance Sheet Preparation. Within sixty (60) days after the Closing Date, Sellers’ Representative, on behalf of all Sellers, shall cause to be prepared and shall deliver to Buyer, a consolidated balance sheet of the Companies (the “Preliminary Closing Balance Sheet”) and, based on the Closing Cash, the Closing Working Capital and Indebtedness as derived therefrom, Sellers’ written calculation of the Purchase Price, and the adjustment necessary to cause the Estimated Purchase Price to be equal to such Purchase Price (“Preliminary Post-Closing Adjustment”). The Preliminary Closing Balance Sheet shall be prepared as of 11:59 p.m. on the Closing Date consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Interim Financial Statements, as described in Section 4.5(a), as if the Closing Date was an interim month end, and in accordance with the “Closing Cash” and “Indebtedness” definitions in Article 11 of this Agreement and the accounting definitions set forth in Sections 2.3.2, 2.3.3 and 2.3.4, except that the Closing Balance Sheet shall only reflect those assets and liabilities of the Companies necessary to calculate the Closing Cash, the Closing Working Capital and the Indebtedness. In preparing the Preliminary Closing Balance Sheet: (a) any and all effects on the assets or liabilities of the Companies of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date (other than the repayment at Closing of the Repaid Indebtedness) or any other transactions entered into by Buyer in connection with the consummation of the transactions contemplated hereby shall entirely be disregarded; and (b) other than the tax benefits associated with the payment of the Transactions Bonuses and the Option Spread payments as provided on Schedule 2.3.2, there shall not be taken into account any of the plans, transactions or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Companies or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation of Buyer to pay the Purchase Price hereunder. Buyer shall cooperate fully with Sellers’ representatives (including Sellers’ Representative) in the preparation of the Preliminary Closing Balance Sheet and, without limiting the generality of the foregoing, shall cause the books and records of the Companies to be made available during normal business hours to such representatives after the Closing upon reasonable prior request, and shall cause the necessary personnel of the Company to assist such representatives in the preparation of the Preliminary Closing Balance Sheet, including granting such persons access to the facilities of the Company upon reasonable advance notice. Sellers shall cooperate, and shall cause their respective representatives to cooperate, fully with Buyer and its representatives in Buyer’s review of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment, including access to the Sellers and their respective representatives, and each such person’s books, records and work papers.

2.6.2 Closing Balance Sheet Review. Buyer shall review the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment and, if Buyer reasonably believes that either was not prepared in accordance with Section 2.6.1, Buyer shall so notify Sellers’ Representative no later than the sixtieth (60th) day after Buyer’s receipt thereof, setting forth in such notice Buyer’s objection or objections to the Preliminary Closing Balance Sheet or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Buyer claims are required to be made thereto in order to conform the same to the terms of Section 2.6.1. Any notice of objection delivered pursuant to this Section 2.6.2 shall specify in reasonable detail the nature of any disagreement so asserted.

2.6.3 Closing Balance Sheet Dispute Resolution. If Buyer timely notifies Sellers’ Representative in accordance with Section 2.6.2 of an objection by Buyer to the Preliminary Closing Balance Sheet or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers’ Representative are unable otherwise to resolve such dispute within sixty (60) days after Buyer’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the Chicago office of the firm of Deloitte & Touche, LLP or such other accounting firm of national reputation as shall be mutually acceptable to Buyer and Sellers’ Representative (the “Independent Accountants”). Each party shall submit to the Independent Accountants its calculation of the proposed Preliminary Closing Balance Sheet and Preliminary Post-Closing Adjustment, which may vary from the Preliminary Closing Balance Sheet and Preliminary Post-Closing Adjustment that such party initially submitted to the other party, together with such supporting documentation as it deems appropriate which submission shall be within twenty (20) days after the expiration of the foregoing 60-day period, unless the Independent Accountants specify another time period. Within sixty (60) days after such submission by the parties, the Independent Accountants shall select in total either the Preliminary Closing Balance Sheet and Preliminary Post-Closing Adjustment that was submitted by Sellers or the Preliminary Closing Balance Sheet and Preliminary Post-Closing Adjustment that was submitted by Buyer as the Final Closing Balance Sheet and Final Post-Closing Adjustment, and shall notify the parties of such selection in writing. The Independent Accountants shall not be permitted to select any other resolution of the Final Closing Balance Sheet and Final Post-Closing Adjustment, or combine elements of each party’s submission into a Final Closing Balance Sheet and Final Post-Closing Adjustment determination. Such Preliminary Closing Balance Sheet and Preliminary Post-Closing Adjustment selected by the Independent Accountants shall be final, binding and conclusive as to Buyer, Sellers, and their respective Affiliates. Each party shall bear its own costs and expenses in connection with the dispute resolution process before the Independent Accountants. The fees and disbursements of the Independent Accountants shall be shared equally by Buyer on the one hand, and Seller’s Representative, on the other hand.

2.6.4 Final Balance Sheet and Adjustment. The Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment shall become the “Final Closing Balance Sheet” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a) the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Buyer and consented to by Sellers’ Representative;

(b) the expiration of sixty (60) days after Buyer’s receipt of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Buyer in accordance with Section 2.6.2; or

(c) the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their selection of a Final Closing Balance Sheet and Final Post Closing Adjustment based upon the documents submitted to them pursuant to Section 2.6.3.

2.6.5 Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with this Section 2.6 is greater than the Estimated Purchase Price, then the Buyer shall pay the amount of such difference to Sellers’ Representative for the benefit of the Sellers by means of a wire transfer of immediately available funds to Sellers’ Account. If the Purchase Price, as finally determined in accordance with this Section 2.6 is less than the Estimated Purchase Price, Sellers in accordance with the allocations set forth on Schedule 2.7, on a several basis, shall pay the amount of such difference to the Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.6.5 no later than two (2) business days after the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Adjustment become the Final Closing Balance Sheet and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.6.4. Any payments due under the terms of this Section 2.6.5 shall be made together with interest thereon at the Applicable Rate from the Closing Date until the date of payment.

2.7 Allocation of Purchase Price. Payment by Buyer of the Purchase Price into Sellers’ Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder, and Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller such Seller’s respective share of the Purchase Price from Sellers’ Account. Once Buyer completes the payment of the Purchase Price under this Agreement into Sellers’ Account, Buyer shall have no liability or obligation relating to the allocation or distribution of funds from such Sellers’ Account. Solely, for purposes of distributing proceeds among the Sellers, the Purchase Price shall be deemed to be increased by the amount of the aggregate exercise price of all Warrants and Stock Options being transferred to the Buyer at Closing (the “Deemed Purchase Price”). As among the Sellers, the Deemed Purchase Price shall be allocated among the respective Sellers in accordance with the provisions of Schedule 2.7, and the payment of transaction fees and expenses shall be allocated among the respective Sellers in accordance with the provisions of Schedule 2.7. The portion of the Deemed Purchase Price payable to any Seller shall be reduced by the aggregate exercise price of all Warrants and Stock Options being transferred by such Seller to the Buyer at Closing. The portion of the Purchase Price allocated to each Seller shall be paid and distributed to such Seller in cash or its equivalent by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to the Closing. At the Closing, Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller hereunder, and pay, such Seller’s pro-rata portion of any fees or expenses incurred by or on behalf of Sellers in connection with the transactions contemplated hereby. Buyer shall be entitled to withhold from any payment to Sellers’ Account any amount required to be withheld under applicable Law. Any such amount so required to be withheld by Buyer or the Companies shall be deemed as actually paid to such Seller.

ARTICLE 3

Sellers’ Representations and Warranties Concerning the Transaction

Each Seller severally represents and warrants to Buyer that, except as set forth on the Sellers’ Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement and, subject to any supplemental disclosure pursuant to Section 8.1.6, will be true and correct at and as of the Closing Date with respect to such Seller. No Seller makes any representation or warranty as to the following matters in this Article 3 with respect to any other Seller.

3.1 Authority and Capacity. Each Seller which is not a natural person holds other material investments or assets other than Seller’s Respective Securities and is not an entity created primarily for the purposes of holding Seller’s Respective Securities. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement and consummate the transactions contemplated herein. Such Seller (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2 Ownership of Securities. Except as set forth in Schedule 3.2, subject to the terms and provisions of the Stockholders’ Agreement each Seller is the beneficial and record owner, and has good and marketable title to, all of such Seller’s Respective Securities free and clear of all Liens, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever.

3.3 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

3.4 Noncontravention. Except for the applicable requirements of the HSR Act the Stockholders’ Agreement (which shall be terminated effective as of the Closing): (a) Seller is not required to submit any notice, report or other filing with any governmental authority in connection with Seller’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, and (b) such execution, delivery and performance will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, or require the authorization, consent or approval from any third party pursuant to, any agreement or instrument to which such Seller is a party, and (c) no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.

3.5 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for U.S. Bancorp Piper Jaffray, Inc., whose fees and expenses will be paid by Sellers.

3.6 Litigation. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or threatened in writing against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated under this Agreement.

ARTICLE 4

Sellers’ Representations and Warranties Concerning Holdings, the Company and ASHI

Each Seller severally represents and warrants to Buyer that, except as set forth on the-Sellers’ Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement and, subject to any supplemental disclosure pursuant to Section 8.1.6, will be true and correct at and as of the Closing Date.

4.1 Organization and Good Standing. Each of Holdings, the Company and ASHI is a corporation organized, validly existing and in good standing under the laws of Delaware. Each of Holdings, the Company and ASHI has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and to carry out the transactions contemplated by this Agreement. Each of Holdings, the Company and ASHI is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have or is reasonably likely to result in a Material Adverse Effect. Schedule 4.1 sets forth a true and complete list of (a) all jurisdictions in which Holdings, the Company or ASHI is qualified or licensed to do business as a foreign corporation, (b) all directors and officers of Holdings, the Company and ASHI, (c) all bank, payroll and securities brokerage accounts of Holdings, the Company and ASHI and all authorized signers for each such account, and (d) all powers of attorney granted by Holdings, the Company and ASHI to any third party that are currently in effect.

4.2 Capital Stock.

4.2.1 Capital Stock of Holdings. The total number of shares of capital stock of all classes which Holdings has the authority to issue is seventy thousand (70,000), which are classified as follows: fifty thousand (50,000) Class A Common Shares, $.01 par value per share, and twenty thousand (20,000) Class B Common Shares, $.01 par value per share. Of such authorized shares, a total of twenty-nine thousand eight hundred twenty-five (29,825) Class A Common Shares and three thousand seven hundred fifty (3,750) Class B Common Shares are issued and outstanding (each, a “Share,” and collectively, the “Shares”) and are owned of record by the Sellers in the respective amounts set forth on Schedule 4.2.1. In addition, three thousand two hundred sixty-one and 07/100 (3,261.07) Warrants for Class B Common Shares (the “Warrants”) and Stock Options to purchase two thousand fifty (2,050) shares of Class A Common Shares are owned by Sellers in the respective amounts set forth on Schedule 4.2.1. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable Laws and any preemptive rights or rights of first refusal of any Person. All of the Warrants and Stock Options have been duly authorized and validly issued, and have been issued in compliance with all applicable Laws and any preemptive rights or rights of first refusal of any Person. Except for the Stock Options and Warrants, or as set forth in the Stockholders’ Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Holdings, there does not exist nor is there outstanding any right or security granted or issued to any Person to cause Holdings to issue or sell any shares of capital stock of Holdings to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of Holdings, or any other similar right, security, instrument or agreement). Except for the Stock Options and Warrants, or as set forth in the Stockholders’ Agreement, Holdings is not subject to any obligations (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock or any warrants, options or other rights to acquire its capital stock. As of the Closing, Holdings will not be subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of the Holding’s capital stock, other than as expressly provided in this Agreement. Except as set forth on Schedule 4.2.2, and except for the Stock Options and Warrants, or as set forth in the Stockholders’ Agreement, there are no statutory or contractual shareholder preemptive rights or rights of first refusal or other similar restrictions with respect to the issuance of any of Holding’s capital stock.

4.2.2 Capital Stock of the Company. The Company has the authority to issue a total of one thousand five hundred (1,500) shares of common stock, $.01 par value per share. Of such authorized shares, a total of one thousand (1,000) common shares, $.01 par value, are issued and outstanding and are owned of record by Holdings (the “Company Shares”). The Company Shares represent all issued and outstanding shares of capital stock of the Company. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable Laws and any preemptive rights or rights of first refusal of any

Person. Except for the Stock Options and Warrants, or as set forth in the Stockholders’ Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, and there does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause the Company to issue or sell any shares of capital stock of the Company to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of the Company).

4.2.3. Capital Stock of ASHI. ASHI has the authority to issue a total of one thousand (1,000) shares of common stock, $1.00 par value per share. Of such authorized shares, a total of one thousand (1,000) are owned of record by the Company (the “ASHI Shares”). The ASHI Shares represent all of the issued and outstanding shares of capital stock of ASHI. All of the ASHI Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable Laws and any preemptive rights or rights of first refusal of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of ASHI, and there does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause ASHI to issue or sell any shares of capital stock of ASHI to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of ASHI).

4.3 Other Ventures. Except as set forth in Schedule 4.3, the Company neither owns of record nor beneficially, any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

4.4 Noncontravention. Assuming that all filings required by the HSR Act are duly made and all applicable waiting periods thereunder have expired or been terminated, except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Sellers will not violate any applicable Law or any provision of the Certificate of Incorporation or the By-Laws of Holdings, the Company or ASHI and will not result in a breach or violation of, or constitute a default under, or give rise to a right of any party to accelerate, modify or terminate, or require the authorization, consent or approval from any third party pursuant to any Material Contract to which Holdings the Company or ASHI is a party or by which any assets of Holdings, the Company or ASHI are bound. Except with respect to all filings required by the HSR Act, none of Holdings, the Company or ASHI needs to give any notice to, or make any filing with, or obtain the authorization, consent or approval of any governmental agency in order for the parties to consummate the transactions contemplated under this Agreement.

4.5 Financial Statements; Sarbanes-Oxley Disclosure.

(a) Schedule 4.5 sets forth true and complete copies of the audited consolidated financial statements of Holdings and the Company as of and for the fiscal years ended December 31, 2001, and December 31, 2002 (collectively, the “Audited Financial Statements”), and the unaudited consolidated balance sheets and income statements of Holdings and the Company as of and for the five-month period ended May 31, 2003 (the “Interim Financial Statements”). The Audited

Financial Statements have been prepared in accordance with GAAP, consistently applied, are correct and complete in all material respects, and present fairly, in all material respects, the financial position of Holdings and the Company as of the date indicated and the results of its operations and cash flows for the period then ended. The Interim Financial Statements are prepared in accordance with GAAP, consistently applied, subject to normal year end adjustments and except for the policies and procedures that are disclosed on Schedule 4.5 and the absence of footnotes, are correct and complete in all material respects, and present fairly, in all material respects, the financial position of Holdings and the Company as of the date indicated and the results of it operations and cash flows for the period then ended. The balance sheet as of May 31, 2003, which is included in the Interim Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

(b) To Sellers Knowledge, the Audited Financial Statements and Interim Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Audited Financial Statements and Interim Financial Statements not misleading with respect to the periods covered by them; provided that for purposes of this Section 4.5(b) each of the parties hereto acknowledges that the Audited Financial Statements and Interim Financial Statements are subject to the disclosures made in connection with this Agreement.

4.6 Absence of Certain Changes or Events.

(a) Except as set forth in Schedule 4.6, since December 31, 2002, each of Holdings, the Company and ASHI has been operated only in the ordinary course of business, and:

(i) there has not occurred any event or circumstance that individually or in the aggregate, constitutes, or, To Sellers’ Knowledge, is reasonably likely to result in, a Material Adverse Effect;

(ii) there has not been any change in the tax reporting policies or accounting policies or practices of Holdings, the Company or ASHI, including practices with respect to the payment of accounts payable or the collection of accounts receivable;

(iii) none of Holdings, the Company or ASHI has issued any capital stock or other equity securities or any securities or rights convertible exchangeable or exercisable for or into any capital stock or other equity securities

(iv) none of Holdings, the Company or ASHI has discharged or satisfied any material Lien or paid any material obligation or liability, other than current obligations or liabilities paid in the ordinary course of business or Indebtedness paid in anticipation of the transactions contemplated hereby;

(v) none of Holdings, the Company or ASHI has declared or paid any dividend or made any other distribution of any kind to its equity holders on or in respect of, or has repurchased, redeemed, retired or otherwise acquired any shares of, its capital stock or any options, warrants or other rights to purchase such stock;

(vi) none of Holdings, the Company or ASHI has incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.23, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business, except for any Indebtedness which is reflected in the Audited Financial Statements or Interim Financial Statement, as the case may be; and

(vii) none of Holdings, the Company or ASHI has taken any action that is reasonably likely to result in a breach or default of any insurance policy maintained by any of Holdings, the Company or ASHI, and no party to any such insurance policy has amended, waived, altered or repudiated any provision within any such policy other than changes in connection with insurance renewals in the ordinary course of business.

(viii) none of Holdings, the Company or ASHI has suffered any theft, damage, destruction or loss of or to any tangible asset or assets having a value in excess of $50,000 individually or $100,000 in the aggregate;

(ix) except as otherwise disclosed herein and on the Schedules attached hereto, other than in the ordinary course of business, consistent with past practice: (A) none of Holdings, the Company or ASHI has made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, or any increase in any plan or other employee benefit plan arrangement (including severance plans or arrangements), and (B) neither Holdings nor the Company has amended or terminated any existing plan or employee benefit arrangement or adopted any new plan or employee benefit arrangement (including severance plans or arrangements); and

(x) none of holdings, the Company or ASHI has agreed, in writing, or in a binding oral agreement to do any of the foregoing.

(b) Except as set forth on Schedule 4.6, since the date of the Acquisition Balance Sheet:

(i) none of Holdings, the Company or ASHI has sold, assigned, transferred or subjected to any Lien, or has committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of $50,000 individually or in excess of $100,000 in the aggregate, except for sales of inventory in the ordinary course of business and except for Permitted Liens;

(ii) other than capital expenditures, which are addressed in (iv) below, none of Holdings, the Company or ASHI has purchased or leased, or has committed to purchase or lease, any asset for more than $50,000 individually or in excess of $100,000 in the aggregate, except ordinary course purchases of inventory and supplies;

(iii) none of Holdings, the Company or ASHI has entered into any employment contract or collective bargaining agreement or modified the terms of any existing employment contract;

(iv) except for capital expenditures in the ordinary course of business which do not exceed $50,000, individually or $250,000 per calendar month, none of Holdings, the Company or ASHI has made capital expenditures or commitments therefor;

(v) none of Holdings, the Company or ASHI has entered into any contract or agreement other than in the ordinary course of business consistent with past practice or entered into any other material transaction, other than in the ordinary course of business consistent with past practice; and

(vi) none of holdings, the Company or ASHI has agreed, in writing, or in a binding oral agreement to do any of the foregoing.

4.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.7, Holdings, the Company and ASHI do not have any obligation or liability whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into on or prior to the Closing Date, or any action or inaction on or prior to the Closing Date, or any state of facts existing on or prior to the Closing Date, other than: (a) liabilities reflected or adequately reserved against on the Acquisition Balance Sheet, in the notes to the Audited Financial Statements for the fiscal year ended December 31, 2002, or otherwise disclosed on any Schedule to this Agreement; (b) liabilities incurred in the ordinary course of business since the date of the Acquisition Balance Sheet (none of which is a liability resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit); (c) obligations for performance (which are not in default) under any contract which is required to be disclosed on any Schedule to this Agreement; and (d) other liabilities none of which will exceed $25,000 in respect of a common transaction, action, inaction or event.

4.8 Taxes. All Taxes due and payable by Holdings, the Company or ASHI have been paid. The unpaid Taxes of Holdings, the Company or ASHI will not, as of the Closing Date, exceed the reserve for Tax liability (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing

Balance Sheet. All “Tax Returns” required by any governmental authority of any jurisdiction to be filed by Holdings, the Company or ASHI have been timely filed and were at the time of filing and remain correct in all material respects. There are no Tax claims, audits or proceedings pending or threatened in writing in connection with Holdings, the Company or ASHI. There are not currently in force any extensions of time with respect to the date on which any Tax Return is or was due to be filed, or any waivers or agreements binding upon Holdings, the Company or ASHI for the extension of time for the assessment or payment of any Tax. Each of Holdings, the Company and ASHI, has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. None of Holdings, the Company or ASHI is a party to or bound by any Tax allocation or Tax sharing agreement with any person other than Holdings, the Company and ASHI and none has any current or potential contractual obligation to indemnify any other Person with respect to Taxes. None of Holdings, the Company or ASHI has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holdings) or has any liability for the Taxes of any Person (other than any of Holdings, the Company or ASHI) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. To Sellers’ Knowledge, no claim has been made by a taxing authority in a jurisdiction where Holdings, the Company or ASHI does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction. None of Holdings, the Company or ASHI will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (W) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (X) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date; (Y) deferred intercompany gain or any excess loss account recognized on or prior to the Closing Date described in Treasury regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (Z) installment sale made prior to the Closing Date. Buyer will not be required to withhold any amount under Code § 1445 from any payments made in conjunction with this Agreement. Except as set forth on Schedule 4.8, none of Holdings, the Company or ASHI is a party to any agreement, contract, arrangement or plan that has resulted or is reasonably likely to result in connection with the transactions contemplated by this Agreement, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax law).

4.9 Employees. Each of Holdings the Company and ASHI has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper governmental authorities. Except as set forth in Schedule 4.9, there are no controversies, grievances or claims pending or threatened in writing by any employee or former employee of Holdings the Company or ASHI with respect to his or her employment or any benefits incident thereto. None of Holdings, the Company or ASHI is a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, To Sellers’ Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of Holdings, the Company or ASHI. Schedule 4.9 sets forth a complete list of all employees of Holdings, the Company and

ASHI who, as of May 31, 2003, received or accrued total employment compensation of $100,000 or more in respect of the 12-month period then ended. No key employee or group of employees of the Company have notified the Company of any intent to terminate employment with the Company. To Sellers’ Knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to employees of Holdings, the Company or ASHI. There is no labor strike, slowdown or stoppage pending or threatened in writing against Holdings, the Company or ASHI. Holdings, the Company and ASHI have complied in all material respect with all applicable federal and state wage and hour laws. As of the Closing, neither Holdings, the Company or ASHI will have liability for any workers compensation claim or worker injury which is not (a) fully covered by third party insurance or (b) fully reserved for on the Closing Working Capital.

4.10 Employee Benefit Plans and Other Compensation Arrangements. The Company has not maintained or contributed to (or been obligated to maintain or contribute to) or had any employee benefit plans (as defined in Section 3(3) of ERISA) within the three year period immediately prior to the date hereof, or, with respect to such three year period, any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan or employee health plan or arrangement. Each item listed on Schedule 4.10 is referred to herein as a “Plan,” and collectively as the “Plans.” In addition, except as disclosed on Schedule 4.10:

(a) none of the Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code;

(b) all of the Plans that are intended to be tax-qualified under Section 401(a) of the Code have received a determination letter or opinion letter from the Internal Revenue Service (the “IRS”) that such Plans are so qualified and, To Sellers’ Knowledge, nothing has occurred since the date of such determination that would adversely affect the qualification of such Plan;

(c) all of the Plans and any related trust, insurance contract or fund have been maintained, funded and administered in substantial compliance with their respective terms and all Laws, and neither the Companies nor Sellers have received written notice of any actions, suits, investigations, audits or claims with respect to any Plan;

(d) the Company has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) and the Plans do not provide medical or other welfare benefits to any retired Person, or any current employee of the Company following such employee’s retirement or other termination of employment, except as required by applicable Law (including COBRA);

(e) none of the Plans are self-insured, and, for each Plan that is self-insured, incurred but not reported claims have been properly accrued on the Acquisition Balance Sheet;

(f) no Plan requires the Company to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment which may occur on or after the Closing or to pay benefits solely as a result of a change in control or ownership within the meaning of Section 280G of the Code;

(g) neither the Company nor, To Sellers’ Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of section 3(14) of ERISA) has taken any action with respect to any of the Plans which could subject any such Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code;

(h) with respect each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Acquisition Balance Sheet. None of the Plans has any unfunded liabilities that are not reflected on the Acquisition Balance Sheet;

(i) with respect to each Plan, the Company has provided or made available to Buyer true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent determination letter received from the IRS;

(j) the Companies and their ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Affiliate Plan. No Affiliate Plan has an accumulated funding deficiency (as defined in Section 412 of the Code). Neither the Companies nor any of their ERISA Affiliates have (i) sought a currently outstanding waiver of the minimum funding standard under Section 412 of the Code or Section 303 or 304 of ERISA in respect of any Affiliate Plan, (ii) failed to make any contribution or payment due from it to any Affiliate Plan or Multiemployer Plan, or made any amendment to any Affiliate Plan that has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (iii) been assessed any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4212 of ERISA with respect to any Affiliate Plan or Multiemployer Plan (nor to Seller’s Knowledge, is likely to be assessed any such liability) or (iv) terminated an Affiliate Plan with assets insufficient to pay plan benefits. To Seller’s Knowledge (A) no Reportable Event has occurred, (B) no Multiemployer Plan is insolvent or in reorganization, and (C) each group health plan (as defined in

Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) maintained by the ERISA Affiliates has been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. No such group health plan that provides benefits to retired participants has been terminated during, or in contemplation of, the filing of a bankruptcy petition.

4.11 Environmental. Health and Safety Matters. Except as set forth in Schedule 4.11:

(a) To Seller’s Knowledge, Holdings, the Company and ASHI have complied, and are in compliance with all Environmental Laws;

(b) To Seller’s Knowledge, there has been no treatment, storage, Release or threatened Release of, or contamination by, any Hazardous Material on, under or from any of the Real Property or any other property or facility now or previously owned or operated by Holdings, the Company or ASHI, which give rise to any liability or corrective or remedial action under any Environmental Laws;

(c) there has been no arrangement by Holdings, the Company or ASHI, for disposal or transport for disposal or treatment of any Hazardous Material which give rise to any liability or corrective or remedial obligation under any Environmental Laws;

(d) none of Holdings, the Company or ASHI has been named in any suit or proceeding concerning, and has not received any written notice or request for information from any governmental agency or third party with respect to, a Release or threatened Release of exposure to, or contamination by, any Hazardous Material or a violation or alleged violation of any Environmental Law;

(e) To Sellers’ Knowledge, there are no underground storage tanks or related piping, asbestos-containing material, or surface impoundments located on, under or at any of the Real Property, and none of Holdings, the Company or ASHI has removed or caused any such tank, piping or asbestos-containing material to be removed from any Real Property;

(f) none of Holdings, the Company or ASHI, has manufactured, sold, marketed, installed or distributed products containing asbestos and such entities have no liability (contingent or otherwise) with respect to the presence of asbestos in any product or in or upon any of their respective past or current properties or facilities other than to the extent caused by any action by Buyer after the Closing which affects asbestos or a facility containing asbestos;

(g) Holdings, the Company and ASHI have furnished to Buyer all environmental audits or reports relating to the Real Property, their respective business, or any of their respective former facilities or businesses, which are in their possession or under their control.

4.12 Permits; Compliance with Laws. Each of Holdings, the Company and ASHI is and has been in compliance in all material respects with all applicable Laws, and possesses all material licenses, permits, authorizations and certificates from any governmental authority which are required under any Law with respect to the operation of its business as presently conducted (collectively, “Permits”). The Permits held by Holdings, the Company or ASHI are listed on Schedule 4.12. None of Holdings, the Company or ASHI has received within the two year period ending on the Closing Date any written notice from any Person alleging any material noncompliance by the Company with any applicable Law or Permit. Except as set forth on Schedule 4.12, all Permits being used by Holdings, the Company or ASHI in the conduct of their business will be available for use by Buyer immediately after the Closing on identical terms. Holdings, the Company and ASHI have not at any time made any bribes or similar kickback payments (other than customer rebates in the ordinary course of business) in the form of cash consideration, to customers or employees of customers, for purposes of influencing them to do business with the Company.

4.13 Real and Personal Properties.

4.13.1 Real Property. None of Holdings, the Company or ASHI owns any real property. Schedule 4.13.1 identifies all of the real property demised by leases or subleases (collectively, the “Leases”) to Holdings, the Company or ASHI (collectively, the “Real Property”). The buildings, structures, improvements and fixtures covered by the Leases are in all material respects in an operating condition and state of repair to allow Holdings, the Company and ASHI to continue to conduct their business as currently conducted. Except as set forth on Schedule 4.13.1, the Leases are in full force and effect and binding and enforceable against the Company and, To Seller’s Knowledge, the other parties thereto in accordance with their terms. To Seller’s Knowledge (a) neither the Company nor any other party is in default under any Lease and (b) no events have occurred or circumstances exist which, if unremedied, would result in such a default or would permit the termination or modification of any Lease or the acceleration of rental payments. None of Holdings, the Company or ASHI has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease in, except in each case for any Permitted Liens, and, To Seller’s Knowledge there is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over properties subject to the Leases that is reasonably likely to materially impair the value of such property or the use of occupancy thereof.

4.13.2 Personal Property. Holdings or the Company owns each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described on Schedule 4.13.2, and except for Permitted Liens. The condition of the Personal Property is sufficient for the operation of the Company’s business, in all material respects, as currently conducted by the Company. Except for the leases indicated on 4.13.2, no Person, other than Holdings or the Company, owns or utilizes any material equipment of Holdings the Company or ASHI. The assets reflected on the Acquisition Balance Sheet or acquired thereafter will, as of the Closing Date, constitute all of the material assets used in the business of Holdings, the Company and ASHI as conducted as of the date hereof.

4.14 Accounts Receivable. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of Holdings or the Company represent valid obligations arising from sales actually made or services actually performed. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP consistent with past practice and in accordance with the policies and procedures described on Schedule 4.5 and are net of reserves for doubtful accounts. The Company has not received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the ordinary course of business. Notwithstanding any other provision of this Agreement, Sellers make no representation or warranty with regard to the collectibility of any account or accounts receivable.

4.15 Inventories. The inventories of Holdings or the Company reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistent with past practice subject to the policies and procedures described on Schedule 4.5, and include reserves for items that are obsolete, slow-moving, damaged or below-standard quality. Notwithstanding any other provision of this Agreement, Sellers make no representation or warranty with regard to the salability of any inventory.

4.16 Intellectual Properties. Schedule 4.16 sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property, unregistered trademarks, service marks, trade names, corporate names, logos and slogans, material unregistered copyrights, Internet domain names, and all written licenses relating to the business for which Holdings, the Company or ASHI is a party either as a licensee or licensor (the “Company Intellectual Property”). Except as set forth in Schedule 4.16:

(a) Holdings, the Company or ASHI owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use all Intellectual Property used in the conduct of its business;

(b) Except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens, security interests or other encumbrances, and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth in Schedule 4.16;

(c) To Sellers’ Knowledge: (i) none of Holdings, the Company or ASHI has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; and (ii) none of Holdings, the Company or ASHI has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(d) Each of Holdings, the Company and ASHI has used commercially reasonable efforts to protect all of the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the Closing so as not to adversely affect the validity or enforceability thereof;

(e) To Seller’s Knowledge no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property and, To Sellers’ Knowledge, no facts exist that indicate a likelihood of any of the foregoing;

(f) Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by Company on terms and conditions identical to those under which Holdings, the Company or ASHI owned or used the Company Intellectual Property immediately prior to the Closing;

(g) All of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or, To Sellers’ Knowledge, is threatened, and there are no grounds for the same;

(h) None of Holdings, the Company or ASHI has agreed to indemnify any third party for or against any interference infringement appropriation or other conflict with respect to any Intellectual Property.

4.17 Contracts. Schedule 4.17 lists all of the following written agreements or binding oral agreement to which Holdings, the Company or ASHI is a party and which are currently in effect:

(a) contracts or group of related contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Holdings the Company or ASHI from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $50,000;

(b) contracts or group of related contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by Holdings the Company or ASHI and under which the undelivered balance of such goods or services has a sale price in excess of $50,000;

(c) contracts relating to the borrowing of money by Holdings the Company or ASHI, to the granting by Holdings the Company or ASHI of a Lien on any of its assets, or any guaranty by Holdings the Company or ASHI of any obligation in respect of borrowed money or otherwise;

(d) contracts or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by Holdings, the Company or ASHI upon 30 days’ or less notice without penalty or involving more than $50,000;

(e) contracts with dealers, distributors or sales representatives;

(f) contracts relating to the marketing, sale, advertising or promotion of its products or services;

(g) employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

(h) contracts not otherwise disclosed herein which limit the freedom of Holdings the Company or ASHI to engage in any business, sell any product or compete with any Person, or which require Holdings the Company or ASHI to maintain the confidentiality of information;

(i) contracts pursuant to which Holdings or the Company is a lessor or a lessee of any Property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal Property under which the aggregate annual rent or lease payments do not exceed $25,000;

(j) pension, profit sharing, or other plans or arrangements providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(k) collective bargaining agreements or any other contract with any labor union, or any severance agreements, programs, policies or arrangements;

(l) contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or contracts relating to loans to any officers, directors or Affiliates;

(m) contracts pursuant to which Holdings, the Company or ASHI are obligated to satisfy minimum purchase or volume requirements, which minimum requirements are specifically disclosed in Schedule 4.17;

(n) contracts pursuant to which Holdings, the Company or ASHI is a licensor or licensee of any Intellectual Property Rights;

(o) stock option contracts, warrants and convertible securities for the purchase or issuance of capital stock of Holdings, the Company or ASHI;

(p) contracts restricting the transfer of capital stock of Holdings, the Company or ASHI, obligating Holdings, the Company or ASHI to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of Holdings the Company or ASHI;

(q) inter-company contracts by and among Holdings, the Company, or ASHI:

(r) contracts or commitments for the purchase or sale of capital assets in excess of $50,000 individually; and

(s) contracts not otherwise described above in this Section 4.17 with any shareholder, officer or director of Holdings or the Company, or any Affiliate of any such Person.

The Company has made available to Buyer correct and complete copies of each contract required to be identified on Schedule 4.17, including amendments thereto (collectively, the “Material Contracts”). Except as otherwise noted on Schedule 4.17, all of the Material Contracts are in full force and effect and, To Sellers’ Knowledge, are enforceable in accordance with their respective terms. Except as set forth on Schedule 4.17, Holdings, the Company and ASHI has performed in all material respects all obligations required to be performed by it pursuant to such contracts (including any minimum purchase or volume requirements). To Seller’s knowledge, (i) none of Holdings, the Company or ASHI is in default or breach of any such Material Contract, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Holdings, the Company or ASHI under any Material Contract, and (iii) there is no existing default under or violation of any of such contracts by any other party thereto, and neither the Companies nor Sellers have received written notice of any threatened default under or violation of any such contracts by any other party thereto. None of Holdings, the Company or ASHI has any present expectation or intention of not fully performing, and no other party has given written notice of any present expectation or intention of not fully performing, on a timely basis all obligations required to be performed under any Material Contract.

4.18 Litigation. Except as set forth on Schedule 4.18, there are no actions, suits at law or in equity, arbitrations, proceedings or investigations pending or threatened in writing against Holdings, the Company or ASHI (or, To Sellers’ Knowledge, pending or threatened in writing against any of the officers directors or employees of Holdings, the Company or ASHI with respect to the business of Holdings the Company or ASHI), or pending or threatened by Holdings, the Company or ASHI against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). None of Holdings, the Company or ASHI has been named in any judgment, order or decree of any court or other governmental agency.

4.19 Product Warranty. No products sold, licensed or delivered by the Company or ASHI and no services rendered by the Company or ASHI are subject to any express warranty from Holdings, the Company or ASHI. There have been no material product warranty claims made against Holdings, the Company or ASHI in the past two (2) years and no product warranty claims are currently pending or threatened in writing against Holdings, the Company or ASHI.

4.20 Brokerage. Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Holdings, the Company or ASHI, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for U.S. Bancorp Piper Jaffray, Inc., whose fees and expenses will be paid by Sellers.

4.21 Material Suppliers and Customers. Schedule 4.21 attached hereto accurately sets forth a list of the top twenty customers and suppliers of the Company by dollar volume of sales and purchases, respectively, for each of the periods ended December 31, 2002 and December 31, 2001. No customer which accounted for more than one percent (1%) of sales, or which appears on Schedule 4.21, and no supplier which accounted for more than five percent (5%) of purchases in the last fiscal year or which appears on Schedule 4.21 has delivered to the Company any written notice which terminated or indicated its intention to terminate its relationship with the Company or ASHI and, To Seller’s Knowledge, no such customer or supplier has any intention to materially change its relationship with the Company.

4.22 Insurance. Schedule 4.22 contains an accurate and complete list of all insurance policies owned, held by or applicable to Holdings, the Company or ASHI (or its assets or business). All such policies are in full force and effect, all premiums that are due and payable with respect thereto covering the three (3) year period up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to such policies and, To Seller’s Knowledge, all such policies will continue to be legal, valid, binding and enforceable and in full force and effect following the consummation of the transactions contemplated hereby. None of Holdings, the Company or ASHI or, To Sellers’ Knowledge, another party thereto are in breach or default of any current insurance policy and To Seller’s Knowledge, no event has occurred which, with notice or lapse of time would constitute such a breach or default or permit termination or acceleration under such insurance policy.

4.23 Indebtedness. Schedule 4.23 sets forth a true, correct and complete list of all Indebtedness outstanding with respect to Holdings, the Company or ASHI, as of the date of this Agreement, and the Person to whom such Indebtedness is owed. Except for letters of credit issued in connection with the purchase of inventory (and for which the letter of credit will not be drawn upon, in the case of a transactional letter of credit, unless and until the applicable inventory has been shipped by the manufacturer and reflected in the Companies’ book and records as purchased inventory or, in the case of a stand by letter of credit, if the Company fails to pay the applicable outstanding accounts payable when due), the Companies have not had issued, and will not prior to the Closing cause to be issued, any letters of credit.

4.24 Affiliated Transactions. Except as set forth on the Schedule 4.24, no officer, director, stockholder, employee or Affiliate of Holdings, the Company or ASHI or, To Sellers’ Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, arrangement, understanding or transaction with Holdings, the Company or ASHI (excluding employment or consulting agreements or other agreements disclosed in Schedule 4.17 related to the payment of salary or any similar amounts to employees or third-party consultants on arm’s length terms entered into in the ordinary course of business) or has any interest in any property used by Holdings, the Company or ASHI.

4.25 Disclaimer. Sellers do not make, and have not made, any representations or warranties relating to Sellers, Holdings, the Company, or the business of Holdings or the

Company or otherwise in connection with the transaction contemplated hereby other than those expressly set forth herein. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by any representative of Sellers (including, without limitation, U.S. Bancorp Piper Jaffray, Inc.) are not and shall not be deemed to be or to include representations or warranties of Sellers to the extent not expressly covered by a representation or warranty set forth in this Agreement. No Person has been authorized by Sellers to make any representation or warranty relating to Sellers, Holdings, the Company, or the business of the Company or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers and shall not be deemed to have been made by Sellers.

ARTICLE 5

Representations and Warranties of Buyer

Buyer represents and warrants to each Seller that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement and as of the Closing Date.

5.1 Organization; Authorization. Buyer is a Michigan corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith.

5.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

5.3 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with Buyer’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, and such execution, delivery and performance will not violate any Law by which Buyer is bound. Except for the applicable provisions of the HSR Act, no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith.

5.4 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5 Investment Intent; Restricted Securities. Buyer is acquiring the Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. Buyer understands and acknowledges that (a) none of the Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws.

5.6 Financing. Attached hereto as Schedule 5.6 is the Commitment Letter issued by the Bank to Buyer.

ARTICLE 6

Closing Deliveries

6.1 Conditions to Buyers’ Obligations. The obligation of Buyer to perform this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated (“HSR Clearance”), and all filings or authorizations necessary by Sellers or the Companies to permit the Closing to occur and all approvals and consents set forth on Schedule 6.1(a) shall have been made or obtained, as the case may be on terms reasonably acceptable to Buyer;

(b) there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate or set aside the transactions contemplated hereby or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c) the representations and warranties of Sellers contained in Article 3 and Article 4 that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects (without taking into account any disclosures made by Sellers pursuant to Section 8.1.6) at and as of the Closing as though then made and the representations and warranties of Sellers contained in Article 3 and Article 4 that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects (without taking into account any disclosures made by Sellers pursuant to Section 8.1.6) at and as of the Closing as though then made, and Sellers shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers or the Companies prior to the Closing;

(d) Sellers shall have executed and delivered to Buyer a certificate as to the satisfaction of the conditions described in the foregoing paragraph 6.1(c);

(e) The Lenders shall have provided to Buyer the cash financing proceeds under the Commitment Letter, on the same terms (including the economic terms set forth on the term sheets attached to such Commitment Letter) and subject to the same conditions set forth in such Commitment Letter, including the term sheets attached to such Commitment Letter;

(f) Subject to payment of the Repaid Indebtedness, Holdings, the Company and ASHI shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of Holdings, the Company and ASHI.

(g) the Lincap Management Agreement and the Stockholders’ Agreement shall be terminated, and Sellers shall deliver evidence of such termination to Buyer;

(h) Buyer shall have received from each applicable Seller all agreements representing the Stock Options or Warrants, in each case duly endorsed for transfer or accompanied by an appropriate instrument of assignment and transfer, or an agreement executed by such Seller acknowledging the termination of such Stock Options or Warrants;

(i) Buyer shall have received from each Seller all certificates for Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(j) Buyer shall have received the written resignation, effective as of the Closing, of each director of Holdings, the Company and ASHI;

(k) subject to the payment procedures set forth in Section 2.4. Holdings, the Company and ASHI shall have delivered payoff letters in a commercially reasonable form with respect to the Repaid Indebtedness and drafts of all necessary UCC termination statements or other releases as may be required to evidence the release of all Liens related to the Repaid Indebtedness;

(l) Buyer shall have received a certificate of the Secretary of the State of Delaware as to the good standing of Holdings, the Company and ASHI as of the most recent practicable date;

(m) Buyer shall have received updated Disclosure Schedules pursuant to Section 8.1.6, if any, and there shall be no disclosure included in such Disclosure Schedules, as result of such updating, which if not disclosed but otherwise known to the parties would cause a representation or warranty in Articles 3 or 4 (which is not subject to materiality or Material Adverse Effect qualifications) not to be true and correct, in all material respects or, in the case of representations or warranties that are subject to materiality or Material Adverse Effect qualifications, would cause such representations or warranties not to be true and correct in all respects;

(n) Buyers shall have received from counsel to Sellers an opinion in form and substance reasonably satisfactory for a transaction of this type, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely, dated as of the Closing Date; and

(o) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Notwithstanding the foregoing, if, as a result of a supplemental disclosure on the Disclosure Schedules, the condition described by subsection (m) above is not satisfied, and Buyer notifies Sellers in writing that it will not waive such condition, then, so long as such supplemental disclosure does not constitute a Material Adverse Effect, Sellers nevertheless may, at their discretion, require Buyer to waive such condition and close through such matter (subject to the satisfaction of all other conditions to Closing set forth in Section 6.1) by delivering to Buyer a written statement in a form reasonably acceptable to Buyer agreeing to indemnify Buyer for the matter which caused failure of the condition described by subsection (m) to be satisfied, which indemnification obligation shall be subject to Sections 9.2 and 9.5 hereof; provided, however, that if Buyer can show that such matter was, To Sellers’ Knowledge, known as of the date of this Agreement, such indemnification obligation shall not be subject to Sections 9.2(b) or (c). Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2 Conditions to Sellers’ Obligations. The respective obligations of Sellers to perform this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all filings, authorizations and approvals and consents necessary by Buyer to permit the Closing to occur shall have been duly made with or obtained from all applicable governmental authorities or other Persons;

(b) there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

(c) the representations and warranties of Buyer contained in Article 5 that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects at and as of the Closing as though then made and the representations and warranties of Buyer contained in Article 5 that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects at and as of the Closing as though then made, and Buyer shall have performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing;

(d) Buyer shall have executed and delivered to Sellers, through Sellers’ Representative, a certificate as to the satisfaction of the conditions described in the foregoing paragraph 6.2(c).

(e) Sellers, through Sellers’ Representative, shall have received the Estimated Purchase Price in accordance with Section 2.5;

(f) Buyer shall have paid or caused to be paid in full the Repaid Indebtedness; and

(g) Sellers, through Sellers’ Representative, shall have received each other document required to be delivered to Sellers pursuant to this Agreement.

Any agreement or document to be delivered to Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7

The Closing

If the conditions set forth in Article 6 are satisfied, then the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114, or at such other place as to which Buyer and Sellers’ Representative may agree in writing, on a date (the “Closing Date”) determined as follows: (a) the Closing Date shall be August 20, 2003 (provided that Buyer may elect to hold the Closing prior to such date subject to the reasonable approval of Sellers’ Representative; provided further that reasonable approval is not intended to permit Sellers to obtain a higher Enterprise Value so long as Buyer has elected to accelerate the Closing Date with adequate time to provide Sellers a reasonable opportunity to satisfy their Closing delivery requirements set forth in this Agreement in light of Buyer’s request to accelerate the Closing Date); provided, that (b) if (i) the HSR Clearance has not been obtained on or prior to August 4, 2003, or (ii) Sellers’ Representative has elected to extend the Closing Date to September 19, 2003, pursuant to Section 8.1.11, then subject to the satisfaction of the conditions set forth in Article 6, the Closing shall take place on September 19, 2003 (provided that Buyer may elect to hold the Closing prior to such date subject to the reasonable approval of Sellers’ Representative; provided further that reasonable approval is not intended to permit Sellers to obtain a higher Enterprise Value so long as Buyer has elected to accelerate the Closing Date with adequate time to provide Sellers a reasonable opportunity to satisfy their Closing delivery requirements set forth in this Agreement in light of Buyer’s request to accelerate the Closing Date). The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required at or before the Closing by Buyer hereunder. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 5:00 p.m. on the Closing Date.

ARTICLE 8

Additional Covenants and Agreements

8.1 Pre-Closing Covenants and Agreements.

8.1.1 Conduct of Business. From the date of this Agreement until the Closing, except as otherwise expressly provided for in this Agreement or except to the extent Buyer otherwise consents, Sellers shall cause the Company to be operated in the ordinary course of business, consistent with past practice. and shall cause the Company to use all reasonable efforts to (i) maintain its assets in reasonable operating condition; (ii) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Acquisition Balance Sheet; (iii) to maintain capital expenditure costs within the aggregate Capital Expenditure Budget described in Schedule 8.1.1; and (iv) preserve intact its business organization and relationships with Persons doing business with the Company. Without limiting the generality of the foregoing, prior to the Closing, Sellers shall use reasonable efforts to cause Holdings, the Company and ASHI not:

(a) to take or omit to take any action that is reasonably likely to result in a breach of any of the representations, warranties or covenants made by Sellers in this Agreement; or

(b) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.6.

8.1.2 Access. From the date of this Agreement until the Closing, Sellers shall cause Holdings, the Company and ASHI to provide to Buyer and its representatives reasonable access to the offices, properties, personnel, customers, suppliers, facilities, contracts, books and records and outside advisors of Holdings, the Company and ASHI and to permit Buyer and its representatives to conduct engineering, environmental and workplace condition surveys and such other reasonable physical inspections as Buyer may request.

8.1.3 Satisfaction of Closing Conditions. Subject to the terms and conditions of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement. Without limiting the generality of the preceding sentence, Buyer agrees to act in good faith to obtain the financing under the Commitment Letter on the same terms (including the economic terms set forth on the term sheets attached to such Commitment Letter) and subject to the same conditions set forth in such Commitment Letter, including the term sheets attached to such Commitment Letter. The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 6. In this regard, each party (a) shall make an appropriate filing pursuant to the HSR Act with respect to the transaction contemplated hereby within five (5) days following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other party, and (c) agrees that subject to Section 8.2.11 below, Buyer will pay the entire filing fee due with respect to such filing.

8.1.4 Termination. This Agreement may be terminated:

(a) by mutual written agreement of Buyer and Sellers’ Representative; or

(b) by Buyer if any of the conditions in Section 6.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(c) by Sellers’ Representative if any of the conditions in Section 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition on or before the Closing Date; or

(d) by Sellers’ Representative if Buyer has failed to cause the Bank to deliver to the Sellers’ Representative on or before July 18, 2003, a written certification confirming that the following conditions have been concluded or satisfied, as the case may be, and will not prevent the Bank from providing its financing pursuant to the Commitment Letter: (i) the satisfactory completion of the Bank’s collateral audit; (ii) satisfaction of the June EBITDA requirements; and (iii) completion of the Bank’s due diligence; or

(e) by Sellers’ Representative if the parties to this Agreement receive a Second Request for Information under the HSR Act with respect to the transactions contemplated under this Agreement;

(f) by Buyer if Sellers’ Representative gives Buyer an Exclusivity Termination Notice; or

(g) by either Buyer or Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 19, 2003 or such later date as the parties may agree.

If this Agreement is terminated pursuant to the foregoing paragraph 8.1.4(a), then all provisions of this Agreement except Sections 8.2.2, 8.2.3, 8.2.4 and 8.2.9 and except Articles 11 and 12 shall thereupon become void without any liability on the part of any party hereto to any other party hereto. If this Agreement is terminated other than pursuant to the foregoing paragraph 8.1.4(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach of any representation or warranty or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

8.1.5 Financing Assistance. For the purposes of assisting Buyer in obtaining the financing necessary to complete the transactions contemplated under this Agreement (the “Financing”), Sellers shall furnish or shall cause the independent accountants of the Companies to furnish to Buyer audited financial statements and such other information that would be required if the Companies were to file a registration statement on Form S-1 with the Securities and Exchange Commission, in a form meeting the requirements of Regulation S-X of the Securities Act, and the consent of the independent accountants of the Companies to the use of their reports thereon and any “comfort letter” required by Buyer’s financing sources from such independent accountants. Upon the request of Buyer, Sellers shall provide, and cause the Companies to provide, Buyer all reasonable cooperation in connection with the Financing including, (i) promptly providing Buyer’s financial sources all material financial information with respect to the business of the Companies, including information and projections prepared by the Companies, (ii) making senior officers and other representatives of the Companies available to Buyer’s financing sources in connection with the Financing, to participate in due diligence sessions and to participate in presentations related to the Financing, including presentations to ratings agencies and “road shows” and (iii) assisting in the preparation of one or more offering documents and assisting Buyer’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Buyer and Sellers acknowledge and agree that time is of the essence in the performance of the provisions of this Section 8.1.5. Subject to Section 8.2.11 below, such assistance shall be provided at Buyer’s expense (with regard to Sellers’ third party out-of-pocket costs of providing such assistance).

8.1.6 Updated Schedules. On or before the Closing Date (and to the extent reasonably possible three (3) business days prior to the Closing Date), Sellers shall, on a reasonably prompt basis, deliver to Buyer updated Disclosure Schedules, if Sellers become aware of facts or circumstances which would cause the representations or warranties made by Sellers hereunder to be untrue or incorrect. Subject to Section 6.1(m) and Section 9.1(a), such Disclosure Schedules shall upon Closing amend the original Disclosure Schedules to which they relate.

8.1.7 Transfer Taxes. Except as set forth in Section 8.2.11 below, all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Buyer.

8.1.8 Certain Financing Conditions. Buyer shall endeavor to cause the Bank to deliver to the Sellers’ Representative on or before July 18, 2003, a written certification confirming that the following conditions have been concluded or satisfied, as the case may be, and will not prevent the Bank from providing its financing pursuant to the Commitment Letter: (a) the satisfactory completion of the Bank’s collateral audit; (b) satisfaction of the June EBITDA requirements; and (c) completion of the Bank’s due diligence.

8.1.9 Environmental Insurance Policy. Sellers shall deliver to Buyer a pollution legal liability insurance policy with respect to the Company, which policy shall name Buyer and Bain Capital as named insureds, in the form described by the binder attached to Schedule 8.1.9 and the premium for which shall be paid on or prior to the Closing by Seller. Sellers shall make good faith efforts to attempt to obtain modifications to such policy as requested by Buyer to the extent such modifications are reasonably obtainable in the insurance marketplace and do not result in a material increase to the policy premium.

8.1.10 Financial Statements. Sellers shall deliver to Buyer consolidated financial statements of the Companies pertaining to the months ending June 30, July 31, 2003 and August 31, 2003, on or before July 15, August 15 and September 15, respectively, prepared consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Interim Financial Statements, as described in Section 4.5(a).

8.1.11 Notice of Anticipated Financing. If Buyer expects that the conditions to Closing contained in Article 6 will be satisfied on or before August 20, 2003, and that the transactions contemplated under this Agreement are expected to be financed using the Bridge Facility, Buyer shall notify Sellers’ Representative of such matters on or before August 15, 2003. Upon receipt of such notification, Sellers’ Representative may elect (within one (1) business day following receipt of such notification, by written notice provided to Buyer) to extend the Closing Date to September 19, 2003, in which case Buyer shall not be required to consummate the transactions contemplated under this Agreement on or prior to August 20, 2003 using financing provided under the Bridge Facility.

8.2 Miscellaneous Covenants.

8.2.1 Publicity. From the date of this Agreement until the Closing. any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Sellers’ Representative and Buyer, or as may be required by Law or by any governmental authority or regulatory authority.

8.2.2 Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder. Sellers or the Company (with the

Company only being obligated for payment of any Seller expenses if such payment is made prior to the Closing) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or their representatives or incurred by Holdings, Company or ASHI or their representatives on behalf of Sellers, or are otherwise expressly allocated to Sellers hereunder.

8.2.3 No Assignments. No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect, except that Buyer may collaterally assign its rights under this Agreement to any lender or financing source.

8.2.4 Confidentiality; Nonsolicitation; Noninterference.

(a) Pre-Closing Confidentiality. The confidentiality agreement executed by Buyer, dated April 25, 2003 (the “Confidentiality Agreement”), is hereby canceled and terminated in its entirety. Until the Closing shall have occurred, or continuing for a period of three (3) years after the date of this Agreement if the Closing does not occur, Buyer and its Affiliates, on the one hand, and Holdings, the Company and its Affiliates and Sellers, on the other hand, shall hold and shall cause their respective Related Persons (as defined below) to hold in confidence, shall not disclose and shall cause its Related Persons not to disclose to any Person (except for such disclosure as may be specifically required by law), and shall not use or permit to be used for the benefit of any other Person, this Agreement or any information whatsoever concerning Holdings or the Company or its Affiliates on one hand, or Buyer and its Affiliates on the other, or any aspect of its business, assets, liabilities, operations or personnel which has been obtained by or made available either to Buyer or its representatives from Holdings, the Company, the Sellers or any of their representatives, or has been made available to Holdings, the Company, the Sellers or any of their representatives from Buyer on or after the effective date of the Confidentiality Agreement (“Confidential Information”). The owner of the Confidential Information shall be referred to as the “Disclosing Party” and the recipient of such Confidential Information shall be referred to as the “Recipient.” The Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient, its Affiliates or its Related Persons, (ii) is or becomes available to Recipient on a non-confidential basis from a source other than Recipient, its Affiliates or its Related Persons, provided that the source of such information was not known by Recipient to be bound by a confidentiality agreement to the Disclosing Party or any other party with respect to such information; (iii) was within Recipient’s possession prior to its being furnished to Recipient, its Affiliates or its Related Persons by or on behalf of the Disclosing Party, provided that the source of such information was not know by Recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information; or (iv) was independently developed by Recipient without reference to the Confidential Information. Notwithstanding anything herein to the contrary, each party to this Agreement (and each Affiliate and Person acting on behalf of any such party) agrees that each party hereto (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. If this Agreement is terminated prior to a Closing pursuant to Section 8.1.4 hereof, all parties to this Agreement and each of their representatives shall promptly return and cause to be returned all copies of such information in the possession or under the control of such person or any of its Related Persons in whatever form or medium (electronic or otherwise) it may be embodied, retaining no copy thereof, and shall by its chief executive officer or chief financial officer or other appropriate representative certify in writing that all such copies have been returned.

(b) Post-Closing Confidentiality. After Closing, each Seller and its Affiliates shall hold and shall cause their respective Related Persons to hold in confidence, shall not disclose and shall cause its Related Persons not to disclose to any Person (except for such disclosure as may be specifically required by law), and shall not use or permit to be used for the benefit of any other Person, any information concerning the business and affairs of Buyer, Holdings, the Company and ASHI (the “Alpha Information”) and shall refrain from using and shall cause its Related Persons to refrain from using any of the Alpha Information except in connection with this Agreement. With respect to any Seller, the Alpha Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Seller, its Affiliates or its Related Persons, (ii) is or becomes available to such Seller after the Closing on a non-confidential basis from a source other than such Seller, its Affiliates or its Related Persons or employees of the Companies, provided, that the source of such information was not known by such Seller to be bound by a confidentiality agreement to Holdings, the Company or ASHI or any other party with respect to such information; or (iii) was independently developed by such Seller without reference to the Alpha Information. Notwithstanding anything herein to the contrary, each party to this Agreement (and each Affiliate and Person acting on behalf of any such party agrees that each Party hereto (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. If a Seller or any of its Affiliates or Related Persons is required to disclose any Alpha Information in order to avoid violating any applicable law, such Person will provide Buyer with prompt notice of such requirement. To the extent legally permissible, such Seller (or its Affiliate or Related Person) shall provide Buyer, in advance of any such disclosure, with copies of any Alpha Information the such Seller (or its Affiliate or Related Person) intends to disclose (and, if applicable, the text of the disclosure language itself) and shall cooperate with Buyer to the extent Buyer may seek to limit such disclosure. If, in the absence of a protective order or the receipt of a waiver from Buyer, the Seller (or its Affiliate or Related Person) is, on the advice of counsel, required by applicable law or legal process to disclose Alpha Information, such Seller (or its Affiliate or Related Person) may do so; provided that such Seller (or its Affiliate or Related Person) shall disclose only such portion of the Alpha Information as its legal counsel so advises such Seller (or its Affiliate or Related Person) that it is required to disclose.

(c) For purposes of this Section 8.2.4., “Related Persons” shall mean and include all affiliates of any Person, and all shareholders, employees, officers, directors, general partners, joint venturers, agents, representatives, legal counsel, accountants, financial advisors, lenders and brokers of such Person or its Affiliates.

(d) Until the earlier to occur of (i) the Closing, or (ii) the second anniversary of the date of this Agreement, Buyer shall not and shall cause its Related Persons not to, directly or indirectly, induce or attempt to induce any individual who is employed, retained or engaged by the Company as of the date hereof to leave the employ of, or violate the terms of any employment arrangements with, the Company. After the Closing and for a period of two (2) years following the Closing Date, none of the Sellers shall, without the prior written consent of the Buyer, directly or indirectly, hire or induce or attempt to induce any individual who is employed, retained or engaged by Buyer, Holdings, the Company or ASHI or any of their subsidiaries at the time of Closing to leave the employ of, or violate the terms of any employment arrangements with Buyer, Holdings, the Company or ASHI or any of their subsidiaries, as applicable.

(e) Each party acknowledges that the injury that would be suffered by the other as a result of a breach of the provisions of this Section 8.2.4 would be irreparable and that an award of monetary damages to the non-breaching party for such a breach would be an inadequate remedy. Consequently, each party will have the right, in addition to any other rights it or they may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any, provision of this Section 8.2.4 and the party seeking such injunctive relief will not be obligated to post bond or other security in seeking such relief.

8.2.5 Exclusivity. Until the Closing or the termination of this Agreement pursuant to Section 8.1.4, none of Sellers, Holdings, the Company or ASHI nor any of their respective Affiliates, officers, directors, employees, stockholders, agents or representatives shall, directly or indirectly (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of Holdings, the Company or ASHI, (b) merger or consolidation involving the Holdings, the Company or ASHI, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of Holdings, the Company or ASHI (other than a purchase or sale of inventory in the ordinary course of business consistent with past custom and practice) or (d) similar transaction or business combination involving Holdings, the Company or ASHI or their respective business or assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Section 8.2.5, if the Closing Date is automatically extended under Article 7 to September 19, 2003 as a result of the failure to obtain to HSR Clearance on or prior to August 4, 2003, Sellers’ Representative shall have the right to give Buyer written notice (an “Exclusivity Termination Notice”) on August 20, 2003, that it wishes to terminate this Section 8.2.5 from and after August 20, 2003, in which case this Section 8.2.5 shall cease to have further effect (provided that Sellers shall not be released from liability for any breach of this Section 8.2.5 occurring prior to August 20, 2003).

8.2.6 Access by Sellers. Buyer shall, for a period of five (5) years after the Closing Date, during normal business hours, provide Sellers’ Representative and its designees with such access to the books and records of Holdings and the Company as may reasonably be requested by Sellers’ Representative for the purpose of discharging any Seller obligations under this Agreement (and not in connection with any ongoing dispute or litigation with or involving Buyer), complying with any applicable Law or to facilitate a response to any third-party claim. If permitted under this Section 8.2.6. the Seller Representative shall be entitled, at its expense, to make inspections of the Real Property and extracts and copies of such books and records. Buyer agrees that it shall not, during such 5-year period, destroy or cause or permit to be destroyed any material books or records pertaining to Taxes without first obtaining the consent of Sellers’ Representative (or providing to Sellers’ Representative notice of such intent and a reasonable opportunity to copy such books or records at least thirty (30) days prior to such destruction).

8.2.7 Covenant Not to Compete. For a period of three years from and after the Closing Date, Linsalata Capital Partners Fund III, L.P. (“LinCap III”) and any other entity or investment fund under common control with LinCap III shall directly or indirectly own an interest in, manage, control, participate in, or engage in any business that is primarily engaged in the business of wholesale distribution of imprintable sportswear and clothing anywhere in the United States of America; provided however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any business; provided, further that a business shall be deemed to be “primarily engaged” in a business if it derives at least 25% of its revenues from the applicable business.

8.2.8 Continuation of Indemnification. Other than claims by a Seller (who also served as an officer, director, employee or agent of the Companies) with respect to Losses for which such Seller was obligated to indemnify the Buyer Indemnitees under Section 9.1, Buyer agrees that after the Closing, Buyer shall, or shall cause Holdings and the Company to continue to, indemnify and hold harmless each of Holdings and the Company’s present and former directors, officers, employees and agents, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of Holdings or the Company or the status of such individual as a director, officer, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Buyer shall retain or include in the Articles or Certificate of Incorporation and By-Laws or Code of Regulations of the Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of Holdings or the Company’s officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents). If the Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, Buyer shall make and shall cause the Company to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Company under this Section 8.2.8. This Section 8.2.8 shall survive the Closing and continue for a period of six (6) years and is intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Company or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Articles or Certificate of Incorporation or By-Laws or Code of Regulations as of the date hereof.

8.2.9 Sellers’ Representative. Sellers hereby designate the Sellers’ Representative to execute any and all instruments or other documents on behalf of Sellers, and to do any and all other acts or things on behalf of Sellers, which the Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (i) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement, all in the absolute discretion of Sellers’ Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense and/or settlement of any indemnification claims pursuant to Article 9 and performance of obligations under Article 2, including to withhold funds for satisfaction of post-Closing liabilities. Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of gross negligence or willful misconduct. Sellers’ Representative may resign at any time by notifying in writing Buyer and Sellers.

8.2.10 Termination of Affiliate Agreements. Upon execution of this Agreement, each Seller hereby agrees, on behalf of itself and its Affiliates, that all agreements and understandings by and among the stockholders of Holdings (or their Affiliates), or between Holdings, the Company or ASHI on one hand and any director, officer, or stockholder of Holdings, the Company or ASHI, or any of their Affiliates, on the other, specifically including. but not limited to, those agreements listed on Schedule 8.2.10 attached hereto, but excluding documents relating to employment by the Company, shall be deemed to have been terminated as of the Closing without any further action taken by any such parties and there are no further obligations or liabilities thereunder.

8.2.11 Certain Expenses. Concurrently with the Closing, Sellers shall reimburse Buyer an amount equal to one-half ( 1/2) of the sum of: (a) the HSR filing fee paid by Buyer; (b) transfer taxes, if any, paid or identified at the Closing as payable following the Closing by Buyer pursuant to Section 8.1.7, and (c) such amounts as Buyer pays on behalf of Sellers pursuant to Section 8.1.5.

8.2.12 Certain Assets. Sellers shall deliver evidence reasonably satisfactory to Buyer that any asbestos determined to be at the Fort Wayne facility as referenced in that certain Environmental Compliance and Conditions Survey regarding Alpha Shirt Company (1999), has been encapsulated or removed, or Sellers shall cause the same to be removed or encapsulated prior to Closing, in a manner that complies in all material respects with applicable Law to Buyer’s reasonable satisfaction, or shall reimburse Buyer for the cost and expenses incurred by Buyer to remove or encapsulate such asbestos in a manner that complies in all material respects with applicable Law.

8.2.13 Transaction Bonuses. Sellers shall cause the Company to pay transaction bonuses described on Schedule 8.2.13 (the “Transaction Bonuses”) at the Closing.

8.2.14 Certain Actions. Upon the Closing, Sellers shall assume, at their sole cost and expense, the defense on behalf of the Company in that certain action entitled In re: HA2003, Inc. (formerly known as HA-LO Industries, Inc., et al.) (the “Preference Action”) and pursue, at their sole cost and expense, reclamation claims on behalf of the Company pursuant to that certain action entitled In re: HA-LO Industries, Inc. (now known as HA2003, Inc., et al. and In re: Lee Wayne Corporation) (the “Reclamation Action”). Buyer shall have the right, at its own cost and expense, to monitor and participate in the Preference Action and the Reclamation Action and to be kept reasonably informed of the progress of each such action. Any judgment or settlement pertaining to the Company in connection with the Preference Action shall be paid by Company and any amount received in connection with the Reclamation Action shall be retained by the Company; provided, however, that Sellers agree to reimburse to the Company an amount equal to (a) the amount paid by the Company as a result of such judgment or settlement, minus (b) the amount(s), if any, received by the Company after the Closing in connection with the Reclamation Action, to the extent such amounts were not accounted for in the Closing Working Capital, minus (c) an amount, if any, by which the accounts receivable reserve reflected on the Closing Working Capital exceeds the amount of the accounts receivable included in the Closing Working Capital (the “Closing Receivables”) that have not been collected as of the two hundred seventieth (270th) day following the Closing Date. Such reimbursement amount shall be paid within ten (10) days following the later to occur of (i) the final resolution of the Preference Action, (ii) the final resolution of the Reclamation Action, or (iii) Sellers’ Representative’s receipt of a statement setting forth in detail the Closing Receivables which have not been collected as of the two hundred seventieth (270th) day following the Closing Date.

ARTICLE 9

Indemnification

9.1 Indemnification of Buyer. From and after the Closing and subject to Sections 9.2 and 9.5, each Seller shall severally and not jointly, indemnify Buyer and its Affiliates, officers, directors, employees and agents (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from:

(a) any Losses based upon, arising out of or caused by any inaccuracy in, or breach (or any third-party allegation that, if true, would constitute a breach) of, any of the representations and warranties made by such Seller in Article 3 or by Sellers in Article 4 (which such actual or alleged inaccuracy or breach of such representation or warranty shall be determined for purposes of this Article 9 without regard to any qualification based on knowledge, To Sellers’ Knowledge, materiality or Material Adverse Effect contained in such representations and warranties, and without regard to any disclosures made by Sellers, Holdings or the Company pursuant to Section 8.1.6) or in the certificate delivered pursuant to Section 6.1(c);

(b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers or Sellers’ Representative herein;

(c) any Losses based upon, arising out of or caused by any Indebtedness of the Company existing at or prior to the Closing, to the extent, in the case of each particular Indebtedness, such Losses exceed the amount that was used to reduce the Purchase Price pursuant to Section 2.2 with respect to each such particular Indebtedness;

(d) any Losses based upon, arising out of or caused by the matters described under the heading “Controversies, Grievances or Claims” on Schedule 4.9; and

(e) any Losses based upon, arising out of or caused by the denial, disallowance or unavailability of a deduction or the failure to withhold any amounts required to be withheld pursuant to Section 4999 of the Code, with respect to any “excess parachute payment” within the meaning of Section 280G of the Code made on or prior to the Closing Date.

Notwithstanding the foregoing, each Seller is responsible for only those covenants made by that Seller hereunder and with regard to indemnification under Section 9.1(a) (solely with respect to representations and warranties under Article 3) each Seller is responsible for only those representations and warranties made by that Seller in Article 3, and no Seller shall be obligated to indemnify Buyer Indemnitees for Losses based upon, arising out of or caused by, breach of a covenant by any other Seller or any inaccuracy in, or breach of, any representation or warranty made by any other Seller in Article 3. The indemnification responsibilities of any Seller under Section 9.1(a) (solely with respect to representations and warranties under Article 4) and Sections 9.1(c), (d) and (e) shall be construed as being several to the extent of the relative economic ownership of the Shares, Stock Options or Warrants, as applicable, held by such Seller at the time of Closing in accordance with Schedule 2.7. Any Loss created by any act or omission by Sellers’ Representative hereunder shall be deemed to be a Loss that is the several responsibility of the respective Sellers for purposes of this Section 9.1. Sellers do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.

9.2 Limitations on Indemnification of Buyer. Notwithstanding any other provisions of this Agreement, the indemnification of Buyer Indemnitees provided for in Section 9.1 of this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2.

(a) Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a) of this Agreement shall be required to be made by delivering notice to Sellers’ Representative no later than the expiration of one (1) year after the Closing Date. Notwithstanding the foregoing, (i) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by any Seller in Article 3, Section 4.2 [Capital Stock] or Section 4.20 [Brokerage] may be made at any time without limitation as to time; and (ii) any claim for indemnification based upon, resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by any Seller in Section 4.8 [Taxes] may be made at any time prior to the expiration of the applicable statute of limitations.

(b) Except for claims for indemnification in respect of breaches of representations and warranties contained in Article 3 or Sections 4.2 [Capital Stock] or 4.20 [Brokerage] or in respect of matters disclosed in a supplemental Disclosure Schedule provided by Sellers under Section 8.1.6 and which matters disclosed thereon were, To Sellers’ Knowledge, known as of the signing of this Agreement (which claims are not subject to the Indemnification Threshold), Buyer Indemnitees shall not be entitled to indemnification under Section 9.1(a) or 9.1(d) until the aggregate amount of all of Buyer Indemnitees’ claims for indemnification under Section 9.1(a) and 9.1(d) exceeds an amount equal to Two Million Dollars ($2,000,000) (the “Indemnification Threshold”) and thereafter Buyer Indemnitees shall be entitled to indemnification under Sections 9.1(a) and 9.1(d) only for amounts in excess of the Indemnification Threshold.

(c) Except for claims for indemnification in respect of breaches of representations and warranties contained in Article 3 or Sections 4.2 [Capital Stock] or 4.20 [Brokerage] or in respect of matters disclosed in a supplemental Disclosure Schedule provided by Sellers under Section 8.1.6 and which matter disclosed thereon was, To Sellers’ Knowledge, known as of the signing of this Agreement (which claims are not subject to the Aggregate Indemnification Limit), the maximum indemnification amount to which Buyer Indemnitees may be entitled under Section 9.1(a) and 9.1(d) shall be an amount equal to Ten Million Dollars ($10,000,000) (the “Aggregate Indemnification Limit”); provided, however, notwithstanding the foregoing, that the maximum amount which Buyer Indemnitees under Section 9.1(a) or 9.1(d), other than a claim made on account of breach of a representation or warranty contained in Article 3, may recover from any individual Seller with respect to any particular claim shall be limited to an amount equal to such Seller’s pro rata share of such claim determined in accordance with the allocations set forth on Schedule 2.7 hereto, and the maximum amount which Buyer may recover from any individual Seller with respect to all claims asserted under Section 9.1(a) and 9.1(d) (in the aggregate) which are subject to the Aggregate Indemnification Limit shall be limited to Seller’s pro rata share of the Aggregate Indemnification Limit, determined in accordance with the allocations set forth on Schedule 2.7.

(d) Claims for indemnification under this Article shall be net of the amount of any (i) tax benefits realized by Buyer (determined on a net present value basis) in connection with the circumstances that give rise to the actual or alleged breach of Sellers’ representations and warranties under this Agreement, and net of any cost, tax or other detriment, or expense of or to Buyer in obtaining such tax benefits, and (ii) recoveries under any insurance policy in connection with the circumstances that give rise to the actual or alleged breach of Sellers’ representations and warranties under this Agreement held by Buyer or any of its Affiliates, and after taking into account any detriment, including (x) the reasonable cost and expenses of pursuing such recovery, (y) the deductible associated therewith and (z) the amount of all retropremium obligations. Buyer shall make the Company’s books and records relating such claims available to Sellers’ Representative and make the Company’s employees available for interviews and similar matters to assist Sellers’ Representative with respect to such claims.

(e) All claims for indemnification by the Buyer Indemnitees pursuant to Section 9.1 shall be limited to actual and incidental damages, liabilities, losses and expenses (including reasonable attorneys’ and accounting fees) incurred. The Buyer Indemnitees shall not be entitled to assert a claim for punitive, exemplary or any similar type damages, other than to the extent the same are awarded to a third party and are part of a Third-Party Claim. In the event that a Buyer Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be frivolous, such Buyer Indemnitee shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees) incurred by Sellers in investigating and defending against such claim.

9.3 Indemnification of Sellers. From and after the Closing Date and subject to Sections 9.4 and 9.5, Buyer shall indemnify Sellers against and hold Sellers harmless from:

(a) any Losses based upon, arising out of or caused by any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 5; and

(b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein.

Buyer does not make and shall not be deemed to have made, nor is any Seller relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement.

9.4 Limitations on Indemnification of Sellers. Notwithstanding any other provisions of this Agreement, the indemnification of Sellers provided for in this Agreement shall be subject to the limitations and conditions set forth in Section 9.3 of this Agreement.

(a) Except as set forth below, any claim by Sellers for indemnification pursuant to Section 9.3(a) of this Agreement shall be required to be made by delivering notice to Buyer no later than the expiration of one (1) year after the Closing Date. Notwithstanding the foregoing, any claim for indemnification resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by any Buyer in Sections 5.2 [Execution and Delivery; Enforceability] or 5.5 [Investment Intent; Restricted Securities] may be made at any time, without limitation as to time.

(b) Except for claims for indemnification in respect of breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities] (which claims are not subject to the Indemnification Threshold), Sellers shall be entitled to indemnification under Section 9.3(a) only to the extent that the aggregate amount of all of Sellers’ claims for indemnification under Section 9.3(a) exceeds an amount equal to the Indemnification Threshold.

(c) Except for claims for indemnification in respect of breaches of representations and warranties contained in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities] (which claims are not subject to the Aggregate Indemnification Threshold), the maximum indemnification amount to which Sellers may be entitled under Section 9.3(a) for claims which are subject to the Aggregate Indemnification Limit shall be an amount equal to the Aggregate Indemnification Limit.

(d) For purposes of this Agreement, each Seller shall be subject to the limitations on recovery of the same type set forth in Section 9.2(d).

(e) All claims for indemnification by Sellers pursuant to Section 9.3 shall be limited to actual and incidental damages, liabilities, losses and expenses (including reasonable attorneys’ and accounting fees), incurred and shall exclude punitive, exemplary or any similar type damages. In the event that Sellers make a claim which is dismissed by a court of competent jurisdiction by summary judgment, Sellers shall bear all reasonable costs and expenses (including court costs and reasonable attorneys and accounting fees) incurred by Buyer in investigating and defending against such claim.

9.5 Procedures Relating to Indemnification.

9.5.1 Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim, within thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor without undue delay copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim, so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense. The indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the indemnitee) and the indemnitor shall pay the reasonable fees and expenses of counsel retained by the indemnitee if the Third Party Claim seeks injunctive or equitable relief against the indemnitee; provided, that no, settlement of any damage claims which are also asserted in connection with such Third Party Claim shall be made without the consent of the indemnitor, which consent shall not be unreasonably withheld or delayed. If a reasonable likelihood exists that counsel chosen by indemnitor has, or could reasonably be anticipated to have, a conflict of interest with respect to a defense of an indemnitee, indemnitor shall be required to retain additional counsel who is not so conflicted.

If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the indemnitor in the defense or prosecution thereof.

Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim, provided that the indemnitor provides the indemnitee with reasonable evidence that the indemnitor will have the financial resources to pay all amounts due in connection with such settlement, compromise or discharge and that the terms of such settlement, compromise or discharge and that the terms of such settlement, compromise or discharge do not require an admission of liability on the part of the indemnitee and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee of an injunctive or other equitable nature or if such settlement, compromise or discharge does not expressly and unconditionally release the indemnitee from all liabilities and obligations with respect to such Third-Party Claim.

9.5.2 Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Article 9 that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable liability, loss, damage or expense, or of facts or circumstances reasonably likely to result in any such indemnifiable item, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.

9.6 Limitation of Remedies. Except as provided in Section 9.7 below, each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims or causes of action arising from fraud) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, except as provided in Section 9.7 below, Buyer and each Seller hereby waives on behalf of himself and all other Persons who might claim by, through or under him, from and after the Closing, any and all rights, claims and causes of action arising out of this Agreement or the transactions contemplated hereby (other than claims or causes of action arising from fraud) which he or any such other Person may have against Sellers, a Seller, the Company or any successor entity thereto or Buyer, as the case may be, arising under or based upon any applicable Law or any other liabilities or obligations (except pursuant to the terms of this Agreement, including the indemnification provisions set forth in this Article 9).

9.7 Injunctive Relief. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any provisions of sections 8.2.4-8.2.8 of this Agreement are not performed in accordance with their specific terms or are otherwise breached, or either party hereto fails to consummate the transactions contemplated hereby in violation of this Agreement (and such failure is not based upon or due to the failure of the other party to satisfy its obligations hereunder). Accordingly, each of the parties hereto agrees that the other parties shall be entitled to obtain injunctive relief an injunction or injunctions to enforce specifically such sections and such obligations.

ARTICLE 10

Tax Matters

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

10.1 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) the amount of any Taxes based on or measured by income or receipts of Holdings, the Company or ASHI for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Holdings, the Company or ASHI for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.2 Cooperation on Tax Matters. Buyer, Holdings, the Company, ASHI and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Holdings, the Company, ASHI and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Holdings, the Company or ASHI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, Holdings, the Company, ASHI or Sellers, as the case may be, shall allow such party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code X6043 and all Treasury Regulations promulgated thereunder.

10.3 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving. Holdings, the Company or ASHI shall be terminated as of the Closing Date and, after the Closing Date, Holdings, the Company or ASHI shall not be bound thereby or have any liability thereunder.

ARTICLE 11

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11 or elsewhere in this Agreement as indicated in this Article 11:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“Acquisition Balance Sheet” is defined in Section 4.5.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Affiliate Plan” means any employee pension benefit plan (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA or a Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and to which the Companies or any ERISA Affiliate is contributing (or is obligated to contribute), or has contributed (or had an obligation to contribute) in the last six years.

“Aggregate Indemnification Limit” is defined in Section 9.2(c).

“Agreement” means this Stock Purchase Agreement.

“Alpha Information” is defined in Section 8.2.4(b).

“Applicable Rate” means a rate of interest equal to 10% per annum computed on the basis of a year of 365 days.

“ASHI” means ASHI, Inc. a Delaware corporation.

“ASHI Shares” is defined in Section 4.2.3.

“Audited Financial Statements” is defined in Section 4.5(a).

“Bank” means UBS Securities LLC and UBS AG Cayman Islands Branch.

“Bridge Facility” shall have the meaning ascribed thereto in the Commitment Letter.

“Buyer” means Broder Bros., Co., a Michigan corporation.

“Buyer Indemnitees” is defined in Section 9.1.

“Capital Expenditure Budget” is defined in Section 8.1.1.

“Closing” and “Closing Date” is defined in Article 7.

“Closing Acceleration Rejection” is defined in Section 2.3.1(b)(i)(C).

“Closing Cash” means the cash and cash equivalents held by the Company and reflected by general ledger accounts 010101 through 0109000, as adjusted to exclude outstanding checks consistent with the accounting policies and procedures described on Schedule 4.5, as reflected on the Final Closing Balance Sheet.

“Closing Working Capital” is defined in Section 2.3.3.

“COBRA” is defined in Section 4.10(d).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Commitment Letter” means that certain Bank and Bridge Facilities Commitment Letter, dated July 12, 2003, from UBS Securities LLC and UBS AG, Cayman Islands Branch, to Buyer.

“Company” means Alpha Shirt Company, a Delaware corporation.

“Companies” means Holdings, the Company and ASHI, collectively.

“Company Intellectual Property” is defined in Section 4.16.

“Company Shares” is defined in Section 4.2.2.

“Company Transaction” is defined in Section 8.2.5.

“Confidential Information” is defined in Section 8.2.4(a).

“Confidentiality Agreement” is defined in Section 8.2.4(a).

“Deemed Purchase Price” is defined in Section 2.7.

“Disclosing Party” is defined in Section 8.2.4(a).

“Enterprise Value” is defined in Section 2.2(a).

“Environmental Laws” means any Law or other legal requirement pertaining to the environment or the health or safety of the public or employees, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); RCRA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801

et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Company pursuant to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974. as amended, and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Companies, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (but excluding the Companies).

“Estimated Closing Cash” is defined in Section 2.5.

“Estimated Closing Working Capital” is defined in Section 2.5.

“Estimated Indebtedness” is defined in Section 2.5.

“Estimated Purchase Price” is defined in Section 2.5.

“Exclusivity Termination Notice” is defined in Section 8.2.5.

“Final Closing Balance Sheet” is defined in Section 2.6.4.

“Final Post-Closing Adjustment” is defined in Section 2.6.4.

“Financing” is defined in Section 8.1.5.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as -applied to pre-Closing periods or as applied on the Closing Date, as applicable.

“Hazardous Material” means any chemical, substance, waste, material, pollutant or contaminant as to which liability or standards of conduct may be imposed under Environmental Laws.

“Holdings” means Alpha Shirt Holdings, Inc., a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“HSR Clearance” is defined in Section 6.1(a).

“Indebtedness” means: (a) all obligations (other than inter-company obligations) of Holdings, the Company or ASHI for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums);

(b) any indebtedness evidenced by any note, bond, debenture or other debt security, including, but not limited to all obligations of the Company under or pursuant to that certain Non-Negotiable Promissory Note, dated June 9, 2001, issued by the Company to Samuel Gerber; (c) all capital lease obligations of Holdings, the Company or ASHI; (d) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or services received as of the Closing with respect to which Holdings, the Company or ASHI is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due); (f) any indebtedness guaranteed in any manner by Holdings, the Company or ASHI (including guarantees in the form of an agreement to repurchase or reimburse but excluding intercompany debt, Letters of Credit and guarantees by a company of performance obligations of another), excluding inter-company guarantees among Holdings, the Company and ASHI; secured by a Lien on Holding’s the Company’s or ASHI’s assets (excluding any operating leases (as compared to a capitalized lease) for property or equipment); (e) any obligations with respect to the termination of any interest rate hedging or swap agreements; and (j) any prepayment premiums or penalties or penalties or other costs or expenses related to any of the foregoing; but shall exclude any obligations of Holdings or the Company under or with respect to any outstanding checks so long as such outstanding checks are accounted for as accounts payable in the Closing Working Capital.

“Indemnification Threshold” is defined in Section 9.2(b).

“indemnitee” and “indemnitor” are defined in Section 9.5.1.

“Independent Accountants” is defined in Section 2.6.3.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium.

“Interim Financial Statements” is defined in Section 4.5(a).

“IRS” is defined in Section 4.10(b).

“Law” means any common law and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order.

“Leases” is defined in Section 4.13.1.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, adverse claim, or any other title defect or restriction of any kind.

“LinCap III” is defined in Section 8.2.7.

“Lincap Management Agreement” means that certain Management Agreement, dated April 30, 1999, by and between Alpha Shirt Company and FNL Management Corp.

“Loss” or “Losses” means any and all losses, liabilities, damages, diminution in value, costs, penalties, actions, deficiencies, Tax, notices of violation, and notices of liability and any claims and any interest in respect thereof (including, without limitation, amounts paid in defense or settlement and reasonable costs of investigation and legal expenses).

“Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of Holdings, the Company or ASHI, taken as a whole.

“Material Contracts” is defined in Section 4.17.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Companies or their ERISA Affiliates is contributing (or is obligated to contribute), or has contributed (or had an obligation to contribute) in the last six years.

“Notes Offering” shall have the meaning ascribed thereto in the Commitment Letter.

“Option Holders” means the Sellers identified as such on Schedule 4.2.

“Option Spread” means the amount by which (i) the aggregate value of all Shares issued or issuable upon the exercise in full of ally the Stock Options (as determined on the basis of the value of Share of the Company pursuant to this Agreement), exceeds (ii) the aggregate exercise price payable to the Company upon the exercise in full of all of the Stock Options, as calculated as of the Closing on Schedule 4.2.1.

“Permits” is defined in Section 4.12.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and which are not, individually in the aggregate, significant, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company is not in default, (iii) Liens for current Taxes and utilities not yet due and payable, (iv) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the value or the continued use and operation of any asset to which they relate in the conduct of the business of the Company as presently conducted, (v) leases, subleases and similar agreements set forth on Schedule 4.12(a) or Schedule 4.16, (vi) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of the Real Property and which do not, individually or in the aggregate, materially impair the value or the continued use and operation of any assets to which they relate, and (vii) (A) zoning, building and other similar restrictions imposed by applicable Laws, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation or marketability of such Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plans” is defined in Section 4.10.

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Preference Action” is defined in Section 8.2.14.

“Preliminary Closing Balance Sheet” is defined in Section 2.6.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.6.1.

“Purchase Price” is defined in Section 2.2.

“Real Property” is defined in Section 4.13.1.

“Recipient” is defined in Section 8.2.4(a).

“Reclamation Action” is defined in Section 8.2.14.

“Related Persons” is defined in Section 8.2.4(c).

“Release” shall have the meaning assigned to such term at 42 U.S.C. Section 9601(22).

“Repaid Indebtedness” is define din Section 2.4.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to an Affiliate Plan, excluding any event for which the notice requirement has been waived.

“Securities” is defined in the recitals to this Agreement.

“Second Request for Information” shall have the meaning set forth under the HSR Act and its implementing regulations.

“Seller” and “Sellers” are defined in the preamble to this Agreement.

“Seller’s Respective Securities” is defined in Section 2.1.

“Sellers’ Account” is defined in Section 2.5.

“Sellers Disclosure Schedule” means the disclosure schedules annexed hereto and made a part hereof.

“Sellers’ Representative” means FNL Management Corp., an Ohio corporation.

“Shares” means any and all of the issued and outstanding shares of common stock of Holdings, $.01 par value.

“Stockholder’s Agreement” means that certain Security Holders Agreement of Alpha Shirt Holdings, Inc., dated April 30, 1999 by and among Holdings and its security holders.

“Stock Options” means each of the Stock Option Agreements identified on Schedule 4.2, and all rights of the respective optionees thereunder.

“Straddle Period” is defined in Section 10.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in Section 9.5.1.

“To Sellers’ Knowledge” means within the actual knowledge of Allen Menard, Thomas Frank, Joseph Glenn Putnam, Mark Barrocas, Timothy Vandemerkt, Eric V. Bacon, Stephen B. Perry and Richard Emrich after a reasonable review of the books, records and operations of the Company.

“Transaction Bonuses” is defined in Section 8.2.13.

“Unsatisfied Financing Condition” is defined in Section 2.3.1(b)(i)(B).

“Unsatisfied HSR Condition” is defined in Section 2.3.1(b)(i)(A).

“Warrants” is defined in Section 4.2.1.

“Working Capital” is defined in Section 2.3.2.

“Working Capital Target” is defined in Section 2.3.4.

ARTICLE 12

Construction; Miscellaneous Provisions

12.1 Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer, to:

Broder Bros., Co.

45555 Port Street

Plymouth, Michigan 48170

Attention: Chief Executive officer

Telecopy Number: (734) 454-0296

With a copy to:

Bain Capital Partners LLC

745 Fifth Avenue

New York, New York 10151

Attention: Edward W. Conard/Stephen M. Zide

Telecopy Number: (212) 421-2225

and

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Jeffrey C. Hammes, P.C./Matthew E. Steinmetz, P.C.

Telecopy Number: (312) 861-2200

and

Kirkland & Ellis LLP

333 Bush Street, 26th Floor

San Francisco, California 94104

Attention: David A. Breach

Telecopy Number: (415) 439-1500

If to Sellers or to any Seller, to Sellers or such Seller in care of:

FNL Management Corp.

Landerbrook Corporate Center One, Suite 280

5900 Landerbrook Drive

Mayfield Heights, Ohio 44124

Attention: Eric V. Bacon

Telecopy Number; (440) 684-0984

With a copy to:

Calfee, Halter & Griswold LLP

1400 McDonald Investment Center

800 Superior Avenue

Cleveland, Ohio 44114-2688

Attention: James C. Vanderwist, Esq.

Telecopy Number: (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

12.3 Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

12.4 Jurisdiction and Venue. The parties agree that no action, suit or proceeding at law, in equity or otherwise which in any way arises out of or relates to this Agreement or the transactions contemplated hereby shall be brought in any court other than a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.

12.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller, and the respective successors and permitted assigns of Buyer and of each Seller.

12.6 Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.7 Number and Gender: Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation”.

12.8 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.9 Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.

12.10 Schedules and Exhibits. The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all pertinent Schedules to the extent the facts or information being disclosed is reasonably apparent from the face of the applicable Schedule. Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such schedules and exhibits.

12.11 Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

{The remainder of this page was intentionally left blank. }

IN WITNESS WHEREOF, Buyer and Sellers have executed and delivered this Stock Purchase Agreement, or have cause this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BRODER BROS., CO.

By:	/s/ ED CONARD
Ed Conard, Chairman

LINSALATA CAPITAL PARTNERS FUND, III, L.P.

By:	V.T.G. Partners, L.L.C., its general partner
By:	FNL Management Corp., its manager

By:
Its:

THE RONALD BERG 1998 ANNUITY TRUST

By:
Name:
Pursuant to power of attorney dated July , 2003

GREAT LAKES CAPITAL INVESTMENTS I, L.L.C.

By:
Its:

NATIONAL CITY CAPITAL CORPORATION

By:
Its:

BANCBOSTON INVESTMENTS INC.

By:
Its:

[Shareholders’ signature page continues]

IN WITNESS WHEREOF, Buyer and Sellers have executed and delivered this Stock Purchase Agreement, or have cause this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BRODER BROS., CO.

By:
Vince Tyra, Chief Executive Officer

LINSALATA CAPITAL PARTNERS FUND, III, L.P.

By:	V.T.G. Partners, L.L.C., its general partner
By:	FNL Management Corp., its manager

By:	/s/ STEPHEN B. PERRY
Its:	Senior Vice President

THE RONALD BERG 1998 ANNUITY TRUST

By:	/s/ STEPHEN B. PERRY
Name:	Stephen B. Perry
Pursuant to power of attorney dated July 3, 2003

GREAT LAKES CAPITAL INVESTMENTS I, L.L.C.

By:	/s/ [ILLEGIBLE]
Its:

NATIONAL CITY CAPITAL CORPORATION

By:	/s/ [ILLEGIBLE]
Its:

BANCBOSTON INVESTMENTS INC.

By:
Its:

[Shareholders’ signature page continues]

IN WITNESS WHEREOF, Buyer and Sellers have executed and delivered this Stock Purchase Agreement, or have cause this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BRODER BROS., CO.

By:
Vince Tyra, Chief Executive Officer

LINSALATA CAPITAL PARTNERSFUND, III, L.P.

By:	V.T.G. Partners, L.L.C., its general partner
By:	FNL Management Corp., its manager

By:
Its:

THE RONALD BERG 1998 ANNUITY TRUST

By:
Name:
Pursuant to power of attorney dated July , 2003

GREAT LAKES CAPITAL INVESTMENTS I, L.L.C.

By:
Its:

NATIONAL CITY CAPITAL CORPORATION

By:
Its:

BANCBOSTON INVESTMENTS INC.

By:	/s/ [ILLEGIBLE]
Its:	Vice-President

[Shareholders’ signature page continues]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	David L. Babson & Company Inc., as Investment Adviser

By:	/s/ MICHAEL L. KLOFAS
Its:	Michael L. Klofas
Managing Director

MASSMUTUAL CORPORATE INVESTORS

By:	/s/ MICHAEL L. KLOFAS
Its:	MICHAEL L. KLOFAS
VICE PRESIDENT

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By:	David L. Babson & Company Inc. under delegated authority from Massachusetts Mutual Life Insurance Company as Investment manager

By:	/s/ MICHAEL L. KLOFAS
Its:	Michael L. Klofas
Managing Director

MASSMUTUAL PARTICIPATION INVESTORS

By:	/s/ MICHAEL L. KLOFAS
Its:	MICHAEL L.KLOFAS
VICE PRESIDENT

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

[Option Holders’ signature page follows]

/s/ DAVID GROBISEN		/ s/ JOSEPH G PUTNAM
David Grobisen		Glenn Putnam

/s/ TOM FRANK
Tom Frank		Raelene Baker

Debbie Krissinger		Tim VandeMerkt

Ruben Ramos		Anil Prasad

/s/ DAN SHEAR		/s/ MARK BARROCAS
Dan Shear		Mark Barrocas

Terence Sullivan		William Schecter

Ronald Neil		Rich Sims

/s/ ALLEN MENARD
Allen Menard		Ronald Berg

SELLER’S REPRESENTATIVE:		By:	/s/ STEPHEN B. PERRY
FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders		Name:	Stephen B. Perry
Pursuant to power of attorney dated July 3, 2003

By:	/s/ [ILLEGIBLE]
Its:	Senior Vice President

David Grobisen	Glenn Putnam

Tom Frank	/s/ RAELENE BAKER Raelene Baker

Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By:
Name:
Pursuant to power of attorney dated July , 2003

By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

/s/ DEBBIE KRISSINGER	/s/ TIM VANDEMERKT
Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE:	By:
FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	Name:
Pursuant to power of attorney dated July , 2003

By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

/s/ RUBEN RAMOS Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By: Name : Pursuant to power of attorney dated July , 2003
By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

/s/ ANIL PRASAD
Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By: Name:
Pursuant to power of attorney dated July , 2003

By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

/s/ TERENCE SULLIVAN
Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE:	By:
FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	Name:
Pursuant to power of attorney dated July , 2003

By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

/s/ WILLIAM SCHECTER
Terence Sullivan	William Schecter

Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By:
Name:
Pursuant to power of attorney dated July , 2003

By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

/s/ RONALD NEIL
Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By:
Name:
Pursuant to power of attorney dated July , 2003
By:
Its:

David Grobisen	Glenn Putnam

Tom Frank	Raelene Baker

Debbie Krissinger	Tim VandeMerkt

Ruben Ramos	Anil Prasad

Dan Shear	Mark Barrocas

Terence Sullivan	William Schecter

/s/ RICH SIMS
Ronald Neil	Rich Sims

Allen Menard	Ronald Berg

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders	By:
Name:
Pursuant to power of attorney dated July , 2003
By:
Its: